As filed with the Securities and Exchange Commission	on Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

I AM SMART TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	3669	26-3430187
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

1536 Wynkoop Street
Suite 5B
Denver, CO 80202
(888)  989-4446
 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Daniel E. Muse, Esq.
Pendleton, Friedberg, Wilson & Hennessey, P.C.
1875 Lawrence Street, Tenth Floor
Denver, CO 80202-1898
Telephone (303) 839-1204 x738
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copy to
Lee W. Cassidy, Esq.
Anthony A. Patel, Esq.
Cassidy & Associates
9454 Wilshire Boulevard
Beverly Hills, California 90212
(202) 387-5400 (949) 673-4525 (fax)

Approximate Date of Commencement
       of proposed sale to the public:      As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filed	☐
Non-accelerated filed	☐	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price	Fee

Common Stock	4,000,000 shares	$3.00	$12,000,000	$1,393
Common Stock held by
Selling Shareholders	2,000,000 shares	$3.00	$6,000,000	$697

Total	6,000,000 shares	$3.00	$18,000,000	$2,090

(1)       There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of (i) up to 4,000,000 shares of I Am Smart Technology, Inc.’s common stock at an offering price of $3.00 per share and (ii) 2,000,000 shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated ______, 2011

I AM SMART TECHNOLOGY, INC.
(i) 4,000,000 shares of Common Stock offered by the Company at $3.00 per share and (ii) 2,000,000  shares of Common Stock offered by selling shareholders at $3.00 per share

This prospectus relates to the offer and sale of (i) 4,000,000 shares of common stock (the “Shares”) of I Am Smart Technology, Inc. (the “Company”), $0.01 par value per share, at a price of $3.00 per share and (ii) 2,000,000 shares of common stock offered by the holders thereof (the “Selling Shareholder Shares”) at a price of $3.00 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices.

There is no minimum number of Shares that must be sold by the Company before the offering can be closed and/or monies raised thereby utilized.  The Company plans to utilize funds as they are invested during the offering period.  The maximum number of Shares that can be sold pursuant to the terms of this offering by the Company and the selling shareholders is (in aggregate) 6,000,000.  Funds received by the Company will be immediately available to the Company for use by it.

The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.  The Company intends to maintain the current status and accuracy of this prospectus and to sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.  All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock.  No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained.  The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.  The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

All or some Shares may be sold by the officers and directors of the Company.  None of these officers or employees will receive any commission or compensation for the sale of the Shares.  The Company has no current arrangements nor has it entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares.  If the Company can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

	Assumed Price	Placement	Proceeds	Proceeds to
	To Public	Agent discount (1)	to the Company	Selling Shareholders
Per Common Stock Share
Offered by Company	$3.00 per share	$0.30 per share	$2.70 per share	$0.00 per share

(1) Assumes an underwriters’ discount or commission of 10%. The Company does not know if it will enter any arrangement with any underwriter or other placement agent but if such arrangement is entered into, the Company expects it will pay customary commission amounts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 7.

I Am Smart Technology, Inc.
1536 Wynkoop Street
Suite 5B
Denver, CO 80202
(888)  989-4446

Prospectus dated __________________, 2011

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	7
Forward Looking Statements	14
Use of Proceeds	14
Determination of Offering Price	14
Dividend Policy	14
Dilution	14
Concurrent Sales	15
Plan of Distribution	15
Description of Securities	16
The Business	17
The Company	19
Plan of Operation	25
Management's Discussion and Analysis of Financial Condition and Results of Operations	26
Management	28
Executive Compensation	31
Security Ownership of Certain Beneficial Owners and Management	32
Certain Relationships and Related Transactions	33
Selling Shareholders	33
Shares Eligible for Future Sales	35
Legal Matters	35
Experts	35
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	36
Financial Statements	37
_________________

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

History and Development of the Company

The Company is a development stage company focusing on innovating and commercializing technologies and products that work in conjunction with smoke or carbon monoxide detectors to shut off power sources to appliances.  The Company was incorporated in the State of Colorado in September 25, 2008.  The Company was founded by its current chief executive officer, Michael L. Haynes, after watching his mother’s home virtually consumed by fire, commencing from a regular kitchen-stove food-preparation fire.  Since then, Mr. Haynes has committed himself to building a company to facilitate, alleviate and prevent damaging, harmful and deadly fires.  From Mr. Haynes’ original concept, the “Smart Switch” has evolved with the inclusion of circuitry for reducing electricity consumption to each appliance connected to it, as well as, operating and tendering surge protection.

The Company is focused on innovating and commercializing products that work in conjunction with smoke and carbon monoxide detectors, to shut-off power sources and supplies to electrical and gas operated appliances.  The Company is currently incorporating a technology that aims to reduce electricity consumption, as well as, operate as a surge protector on appliances operating with the “Smart Switch”.  In the future, the Company envisions the Smart Switch integrated within appliance cords for the “next” generation of energy saving and fire avoidance appliances.  The Company’s products are sustainable and renewable energy technologies.  The “Smart Switch” is better recognized as a “Smoke fault Interrupter” (SFI), performing a task similar to common “Ground Fault Interrupter” (GFI) products.  The Company’s product and technology have the potential to be incorporated within buildings, residences and appliances.

The Company plans to introduce its Smart Switch product, which purges the source of power and/or gas to any and all appliances when smoke or toxic levels of carbon monoxide have been detected by smoke or carbon monoxide detection devices (the Company’s gas application is currently in the research and development phase).  The Company’s “Smart Switch” operates by initially inserting the unit into an electrical outlet.  Any electrical appliance may then be plugged into the Smart Switch to become protected and ready.  The Smart Switch for multiple appliance usage is currently in the research and development phase at the Company.  Once the Smart Switch hears and perceives the detector’s sound or tone, it then will “switch off” power, following a short and pre-determined pause, to any appliance or electrical device protected by the Smart Switch unit.  The Company’s products are intended to work in conjunction with smoke, heat, fire, and carbon monoxide detectors.  The Smart Switch can protect such appliances as stoves, furnaces, microwaves, space heaters, clothes dryers, lighted Christmas trees, and small appliances, such as hot plates, fans and curling irons.  The Smart Switch shuts off power to appliances that pose the risk of smoke eventually igniting into a fire, or from an operating appliance that may be emitting toxic levels of carbon monoxide.  The Smart Switch is ideal for use in homes, apartments, office buildings, including city, state and federal government buildings, and military buildings, worldwide. The Company’s product may help reduce the loss of life and property damage from fires and carbon monoxide.  As the Company’s technology, along with a working smoke alarm or carbon monoxide detector, allows detection and prevention of fires, the Company believes that its technology represents the next generation of fire safety and detection by offering a preemptive solution.  The Company’s design of the Smart Switch also reduces electricity usage to the appliance connected to the unit, allowing it to perform and function as a surge protector.

The Smart Switch is designed for indoor use only at this time.  The Company anticipates that through current research and development efforts that it will conceive of designing and building an enhanced product that may be suitable for outdoor applications.

The Company believes that the Smart Switch is a “green”, or environmentally friendly, energy renewable and sustainable.  The Company’s product can help reduce atmospheric pollution due to home and building fires.  In addition, the product may significantly reduce deaths from carbon monoxide poisoning by switching off appliances or equipment protected with the Smart Switch once the carbon monoxide detector is sounded.  Lastly, when operational, the product is capable of reducing the power and may act as a surge protector for the appliances plugged into the Smart Switch..

The Company’s technology, identified as Smoke Fault Interruption (SFI), and its products, are UL-approved for residential and commercial use in the United States and Canada.  The SFI technology is similar to the existing Ground Fault Interrupter (GFI) technology that is presently codified in various building laws and ordinances across the United States.

 The Company has not sold any of its products to date, but has completed the design and UL certification of the Smart Switch.  Sample units of the product are available that are already designed, tested and manufactured on a small scale.  The Company intends to initiate production on a large scale, directly by the Company itself or through its manufacturing partners.  The Company is currently seeking to form relationships with retailers and vendors that can help distribute the Company’s products on a wide scale to potential customers.

The Business

Every year, millions of smoke detectors are sold to help homes and businesses detect smoke that may be emitted by fires.  The goal of these devices is to help warn individuals that a fire may be in progress.  While these devices alert their users to the potential occurrence of a fire, they do nothing to disable any appliances or devices.  The Company’s first generation product, the Smart Switch, attempts to address this issue.

The Smart Switch is the size of a large cell phone and plugs directly into an electrical wall outlet.  Once the Smart Switch is plugged into a wall outlet, any appliance may be plugged into the unit.  The Smart Switch works to interrupt the electricity of the appliance that is plugged into it, thereby turning off such appliance in critical situations.

The Company is attempting to bring its product to the marketplace and revolutionize how individuals and businesses protect their properties.  In order to do so, in addition to the Company’s products functioning as planned, the Company requires effective and efficient means to reach and sell to its end user customers.  As a developing company, the Company is in the process of establishing ongoing relationships with partners, such as distributors and retailers, who can showcase the Company’s products to their regular customers.  The Company anticipates the use of television, radio, public relations, print media, and internet advertising to market the Smart Switch and any other product that the Company develops.  The Company believes that the best way to reach its target customers is generally through media advertising and relationships with retailers and distributors who will market and sell the Company’s products as part of their regular offerings to their regular customers.

The Company intends to serve as a leading provider of its devices to individuals and businesses that will use the Company’s products in homes, apartments and office buildings.  The Company, as the designer and manufacturer of the product, will earn a sales price on each product that is sold to an end customer.

The Company believes that in addition to retailers and distributors who will promote and distribute the Smart Switch (and any other products that the Company develops) to their regular customers, many consumers will purchase the Company’s products directly through the internet.  The Company anticipates that once word of mouth for its products gains a foothold, many potential customers are likely to visit the Company’s website and purchase products directly through easy-to-use direct internet ordering.

The Company also intends to develop additional products that address consumer needs for smart devices or applications.  These business plans are based on the Company’s ability to market its products and develop the awareness of its products and industry niche and the potential utility of purchasing the Company’s products.  The Company must develop its strategy to adapt to the marketability and awareness of its products, and as such, any of the areas in which the Company anticipates to develop may have obstacles that may delay such development as the Company’s target market becomes increasingly aware of its products and industry niche.

Risks and Uncertainties Facing the Company

As a development stage company, the Company has no operating history and has continuously experienced losses since its inception.  The Company’s independent auditors have issued a report raising a substantial doubt about the Company’s ability to continue as a going concern.  That is, the Company needs to create a source of revenue or locate additional financing in order to continue its developmental plans.  As a development stage company, management of the Company has no prior experience in building and selling products similar to that of the Company or in marketing and distributing such products on a broad scale.

One of the principal challenges facing the Company is identifying and targeting effective sales, marketing and distribution strategies.  As a development company, the Company is in the process of identifying and targeting potential distributors, marketers and sellers of its products in order to reach the intended end users for the Smart Switch.  To reach potential end customers, the Company will need to have an effective sales, marketing and distribution strategy.  Currently the Company anticipates utilizing a combination of television, radio, public relations, print media, and internet advertising to create a larger awareness of the Smart Switch. The Company believes the best way to reach this market is generally through media advertising and through relationships with retailers and distributors who will showcase the Company’s product as part of their offerings to their customers.

The Company hopes that it can establish an on-going network of such sales, marketing and distributions strategies to reach end users of the Smart Switch and other products that the Company may develop.  As the Company’s marketing and advertising resources are limited, the Company will rely on effective execution or sales and marketing strategies as well as strong distribution partnerships in order to reach as many end users of the Company’s products as possible.

Due to financial constraints, the Company has to date conducted limited advertising and marketing to reach end customers.  If the Company were unable to develop strong and reliable sources of potential end users and a means to efficiently reach buyers and customers for the Smart Switch, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan.  Moreover, the above assumes that the Company’s product is met with customer satisfaction in the marketplace and exhibit steady adoption of the Smart Switch amongst the potential customer base, neither of which are currently known or guaranteed.

Trading Market

Currently, there is no trading market for the securities of the Company.  The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board as soon as possible which may be while this offering is still in process.  There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board.  See “RISK FACTORS” and “DESCRIPTION OF SECURITIES”.

The Offering

There is no minimum of Shares that must be sold by the Company before the offering can close or the Company can otherwise use funds raised in the offering.  The Company may also have additional closings from time to time during the offering period.  The maximum number of Shares that can be sold pursuant to the terms of this offering is 4,000,000.  The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

This prospectus also relates to the offer and sale by certain shareholders of the Company of up to 2,000,000 Shares (the “Selling Shareholder Shares”).  The selling shareholders will offer their shares at a price of $3.00 per share until such as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices, in one or more transaction that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Common stock outstanding before the offering	9,501,106	(1)

Common stock offered by the Company	4,000,000	(2)

Common stock for sale by selling shareholders	2,000,000

Common stock outstanding after the offering if maximum number sold	13,501,106	(2)

Offering Price	$3.00 per share

Proceeds to the Company	$12,000,000	(2) (3)

(1) Based on number of shares outstanding as of the date of this prospectus.
(2) Assumes the sale of the maximum number of Shares.
(3) The Company will offer the Shares directly without payment to any officer or director of any commission or compensation for sale of the Shares.  The Company will also attempt to locate broker-dealers or selling agents to participate in the sale of the Shares.  In such cases, the Company will pay customary selling commissions and expenses of such sales which would reduce the proceeds to the Company.

 Any and all funds received at any time in the offering will be immediately available to the Company.  There is no fixed amount or number of Shares that must be reached or sold before any closing and the Company can use invested funds immediately. Funds will not be held in an escrow account.

Summary Financial Information

 The statements of operations data for the periods ended December 31, 2010, 2009 and 2008, and the balance sheet data at December 31, 2010, 2009 and 2008, are derived from the Company’s audited financial statements and related notes thereto included elsewhere in this prospectus.

	Period ended 12/31/2010	Period ended 12/31/2009	Period ended 12/31/2008

Statement of operations data
Revenue	$1,333	$0	$0
Net loss	$(2,024,863)	$(29,564)	$(508,307)
Net loss per share, basic and diluted	(0.47)	(0.01)	(0.15)
Weighted average number of shares outstanding, weighted and diluted	4,273,840	3,801,748	3,314,041

	December 31, 2010	December 31, 2009	December 31, 2008

Balance sheet data
Cash and cash equivalents	$0	$1,726	$12,132
Total assets	$0	$1,726	$12,132
Total liabilities	$550,667	$539.597	$520,439
Total stockholders’ equity (deficit)	$(550,667)	$(537,871)	$(508,307)

RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk.  Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares.  If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer.  In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company's independent auditors have issued a report questioning the Company's ability to continue as a going concern.

The report of the Company's independent auditors contained in the Company's financial statements for the years ended December 31, 2010, 2009 and 2008 includes a paragraph that explains that the Company has experienced recurring losses and has a stockholders' deficiency at December 31, 2010.  These matters raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company must develop a means to market and distribute its products in order to create a sufficient volume of potential sales to develop and expand its business plan.

An impediment to the Company’s development and expansion in its market could be the difficulty in marketing and distributing its products.  The Company anticipates utilizing television, radio, public relations, print media, and internet advertising to create name recognition of the Company and its products, such as the Smart Switch.  The Company believes the best way to reach this market is generally through media advertising and through relationships with established retailers and distributors.  The Company will rely heavily on the latter as such companies will help introduce the Company’s products to the target customers for such products.  A failure to adequately market and distribute the Company’s products would seriously impede the ability of the Company to develop as a leader in its sector.

No assurance of production or commercial feasibility.

Even if the products are successfully developed and manufactured, there can be no assurance that such products will have any commercial advantages.  Also, there is no assurance that the products will perform as intended in the marketplace.

Although the Company has been actively working in the business since 2008, it has not yet succeeded in selling its product.

Since inception, the Company has primarily focused on product development.  However, the Company has heretofore not sold a single product.

The Company is a development-stage company with no operating history of its own and as such any prospective investor cannot assess the Company’s profitability or performance.

Because the Company is a development-stage company with no operating history, it is impossible for an investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan.  The Company has limited financial results upon which an investor may judge its potential.  As a company emerging from the development-stage, the company may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business.  An investor will be required to make an investment decision based solely on the Company management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the Company’s industry.

The Company has no material revenues to date.

The Company has generated no material revenues to date.  Most of the time of the Company’s management, and most of its limited resources have been spent in developing the initial product, researching additional products, contacting potential customers, exploring marketing contacts, establishing sub-contract manufacturing sources, preparing the business plan and model, selecting professional advisors and consultants and seeking capital for the Company.

The Company has short term debt obligations on outstanding promissory notes that it will have to pay.

As of December 31, 2010, the Company has outstanding promissory notes with an aggregate liability of $520,395.  If the Company does not pay the principal and interest when due, the Company may have to pay late charges and a penalty fee plus any additional collection costs and/or attorney's fees required for collection. The Company also does intend to use proceeds from this offering to pay any or all of these promissory notes.

The Company is a development-stage company and has little experience in building and selling devices.

The Company is a development-stage company and as such has little experience in designing, manufacturing and selling devices.  Such lack of experience may result in the Company experiencing difficulty in adequately designing or building any product, thereby causing the product to function improperly or provide inadequate utility to the end user.  If the Company’s products consistently function improperly or perform below expectations, the Company will likely be unable to sell many of its products.  In addition, the Company’s lack of experience in selling its devices may result, in spite of the successful performance and operability of any products, in difficultly in actually consummating sales to end customers.  The Company intends to build strong relationships with partners, such as distributors and retailers, who can help market and deliver the Company’s products directly to end users.

Reliance on third party agreements and relationships is necessary for development of the Company's business.

The Company has entered into relationships with manufacturers, such as Global Business Associates, to help facilitate the production of the Smart Switch. These companies will help the Company to actually produce the Smart Switch and any other products that the Company develops for distribution and delivery to customers.  In addition, the Company will rely heavily on distributors and retailers who will display and deliver the Company’s products to end users.  Until the Company can develop its own brand equity and consumer awareness (to sell directly to the consumer via the internet or other direct channel or to have available a greater network of distributors and retailers that proactively seek the Company’s products) the Company will be substantially dependent on these distributors and retailers.

The Company will require additional capital in order to execute its business plan and expects to incur additional expenses and may ultimately never be profitable.

The Company is a development-stage company, has limited operations and is relying on this offering to finance its development and operations.  As of December 31, 2010, the Company had accumulated losses of $2,562,374.  The Company will require additional capital in order to execute its current business plan, and as a result, the Company may not be able to successfully implement its business model.  The Company estimates it will likely require approximately $700,000 to begin its initial development of basic sales and marketing and will need up to the maximum offering amount of $12,000,000 to execute its business plan as herein described.  If the Company raises an amount less than the projected amount, it will not be able to develop all aspects of its business plan as preferred and it will instead have to develop such plan in a more incremental manner.  In addition, although this offering will provide the Company with cash for its working capital, the Company will need to begin generating revenue to achieve and maintain profitability.  To become profitable, the Company must successfully commercialize its product line and gain distribution and sales channels, a process that involves many factors that are beyond the Company’s control, including the type of competition that the Company may encounter. Ultimately, in spite of the Company’s best or reasonable efforts, the Company may never actually generate revenues or become profitable.

The Company is a development stage company and has a correspondingly small financial and accounting organization.  Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified directors.

The Company is a development stage company, with a finance and accounting organization that has been geared toward its operations as a small privately owned company.  However, the rigorous demands of being a public reporting company will require a larger finance and accounting group.  As a public company, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934.  The requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs, and have made, and will continue to make, some activities more difficult, time-consuming or costly and may place significant strain on the Company's personnel, systems and resources.

The Securities Exchange Act of 1934 requires, among other things, that the Company maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.  As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance.  If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

If the Company is unable to generate sufficient cash from operations, it may find it necessary to curtail development and operational activities.

The Company has an extensive business plan hinged on its ability to market, distribute and sell its product.  If the Company is unable to market, distribute or sell the Smart Switch, then it would not be able to proceed with its business plan or possibly to develop operations at all.

The Company may need subsequent financing.

Although the Company anticipates that upon realization and completion of the full amount of this offering, the Company may be able to internally generate sufficient profits to continue the expansion plans of the Company, there cannot be any assurance that this can be accomplished.  Consequently, the Company may determine a need to obtain additional financing which could cause additional dilution to investors participating in this offering.

The Company’s founder and his related parties beneficially own and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over shareholder and corporate actions.

Mr. Michael L. Haynes, the founder, Chairman, and Chief Executive Officer of the Company, is currently the beneficial owner of approximately 74% of the Company’s outstanding common stock, and assuming sale of all the Shares, will own 47% of the Company's then outstanding common stock upon closing of the offering.  As such, he will be able to control most matters requiring approval by shareholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent shareholders from realizing a premium over the market price for their Shares.

The Company depends on its Chief Executive Officer to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled managerial, sales and marketing personnel. In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its chief executive officer and founder, Michael L. Haynes, to provide the necessary experience and background to execute the Company's business plan.  The loss of his services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, particularly in its ability to develop a successful strategy to market, distribute and sell its products and as such would negatively impact the Company's possible development.

Government regulation could negatively impact the business.

The Company’s products may be subject to government regulation in the jurisdictions in which they operate.  Due to the potential wide geographic scope of the Company’s operations, the Company could be subject to regulation by political and regulatory entities throughout the world.  The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s sales could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its products or industry.

As the Company is introducing a novel concept and technology to the marketplace, the Company is unaware of any government regulation that could negatively affect its business.  However, because this industry niche is new and because there is a component of risk of loss to persons and property, the Company believes that there may ultimately be regulation affecting its products on both a state and federal level. It is impossible to predict what such regulation would encompass, but any regulation would most likely at least include additional reporting requirements, potential product specifications or requirements and possibly even regulation of additional aspects of the industry.

There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company.  The Company intends to apply for quotation of its common stock on the OTC Bulletin Board as soon as possible which may be while this offering is still in process.  However, the Company does not know if it will be successful in such application, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.  If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so.  If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development.  Therefore, investors should not expect the Company to pay dividends in the foreseeable future.  As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops.  Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor.  There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per share.  If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934.  These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

The Company may face significant competition from companies that serve its industry.

The Company may face competition from other companies that offer similar products, ranging from local suppliers to large multinational manufacturers and companies.  Some of these potential competitors may have longer operating histories, greater brand recognition, larger client bases and significantly greater financial, technical and marketing resources than the Company does.  These advantages may enable such competitors to respond more quickly to new or emerging technologies and changes in customer preferences.  These advantages may also allow them to engage in more extensive research and development, undertake extensive far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. The Company believes that its current and anticipated products are, and will be, sufficiently different from existing competition.  However, few of these organizations are using their products in the configuration that the Company is currently proposing.  As a result, it is possible that potential competitors may have or may rapidly acquire significant market share.  Increased competition may result in price reductions, reduced gross margin and loss of market share.  The Company may not be able to compete successfully, and competitive pressures may adversely affect its business, results of operations and financial condition.

The Company’s licenses, intellectual property, patent(s) and/or trade secret protection may be inadequate

The Company owns no patents or trade secrets.  All intellectual property, including the technology underlying the Smart Switch, used by the Company is licensed by the Company through I AM Cornerstone Corporation, a Nevada corporation that is wholly owned by Michael L. Haynes, the Chairman and Chief Executive Officer of the Company.  The Company possesses only certain proprietary design and manufacturing processes.  The Company plans on attempting to obtain patents, copyright, trademarks and service marks on its products and services.  However, there can be no assurance that the Company can obtain effective protection against unauthorized duplication or the introduction of substantially similar products or that existing patent, trade secret or other intellectual property protection adequately protects the Company.  Moreover, there is no assurance that I AM Cornerstone Corporation will continue to license the technology to the Company, or that it will not license the same to competitors of the Company, or that it will adequately protect the intellectual property.

The Company intends to file for foreign patent protection, but such efforts may be inadequate.

The Company plans to file and attempt to obtain patent protection for its products in most foreign countries.  However, even if the Company files required patent applications in most or all foreign countries, there can be no assurance that any such patent will be granted or, if granted, that the validity of such patent will not be contested in the courts.  To the extent that such patent is valid, there can further be no assurance the patent will fully protect the Company and that a third party may not find other ways to exploit the intellectual property that the patent purports to protect.  To date, no patent application has been filed in the United States for patents on improvements and enhancements that must be developed to bring the products to the point of commercial use.  The Company or others intend to file applications, but there is no assurance that if such applications are filed in foreign countries that any patent will be granted or, if granted, that the validity of such patent will not be challenged in the courts, and to the extent granted and valid, that the patent will adequately protect the Company.

The Company is dependent on the continuation of research and development activity.

Through the Company’s licensing agreement with I AM Cornerstone Corporation, while the Company believes that it has completed the development of its initial product, it anticipates that it will be necessary to continue to provide development of the product lines including, but not limited to, commercial applications.  Further, the Company intends to continue the development of its product lines to enable it to adapt them for other industry applications.  Although the Company’s management feels it excels in product design and development, no assurance can be given that the products and services can be developed to implementation or that the products and services will achieve commercially viable sales levels.

No formal market survey has been conducted.

No independent marketing survey has been performed to determine the potential demand for the Company’s products. The Company has conducted only limited marketing studies, which indicate that its products would potentially be marketable.  However, no assurances can be given that upon marketing, sufficient markets can be developed to sustain the Company's operations on a continued basis.

The Company is subject to Obsolescence and Technological Change.

The business of the Company is susceptible to rapidly changing technology and the Company's manufacturing process is subject to constant change.  Although the Company intends to continue to develop and improve its products and manufacturing capability, there can be no assurance that funds for such expenditures will be available or that the Company's competition will not develop similar or superior capabilities or that the Company will be successful in its internal efforts.  The future success of the Company will depend in part on its ability to respond effectively to rapidly changing technologies, industry standards and customer requirements by adapting and improving the performance features and reliability of its products.

The Company may be subject to increasing environmental and regulatory restrictions and developments, which may result in increased costs, lower revenue and/or difficulty in conducting its business.

Current, or future, environmental regulations may affect the availability or cost of goods and services, such as natural resources, which are necessary to operate the Company’s business.  Any violation of these laws could adversely affect the Company and its business.  The Company’s operations may necessitate the use and handling of hazardous materials and, as a result, they may be subject to various federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including (without limitation) those regulations governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, the cleanup of contaminated sites and the maintenance of a safe work place.  These laws impose penalties, fines and other sanctions for noncompliance and liability for response costs, property damages and personal injury resulting from past and current spills, disposals or other releases of, or exposure to, hazardous materials.  The Company could incur substantial costs as a result of noncompliance with or liability for cleanup or other costs or damages under these laws.  The Company may become subject to more stringent environmental laws in the future.  If more stringent environmental laws are enacted in the future, these laws could have a material adverse effect on the business, financial condition and results of operations of the Company.

The Company may have product liability exposure and be subject to such claims in the future.

The Company may be held responsible for any defects that occur with respect to its products and services.  Based on the defect, the Company may be liable for significant damages, which may adversely affect the Company’s financial results, prospects and overall condition as a company.  Furthermore, as the Company increasingly provides products and services utilizing sophisticated and complex technologies, such defects may occur more frequently and become larger in scope.  Such potential increase in defects, which could result in an increase in potential liability, may adversely affect the Company’s financial results, prospects and overall condition as a company.  In addition, negative publicity concerning any defects could make it more substantially more difficult for the company to attract and maintain customers to purchase its products.  As a result, the Company’s financial results, prospects and overall condition as a company may be adversely affected.

If the Company fails to successfully manage its product development or market expansion, its business and financial condition may suffer.

While the Company continues to develop its products, relying on its licensing agreement with I AM Cornerstone Corporation, and looks to expand into new markets, the success of its product introduction depends on a number of factors, including, but not limited to, its ability to anticipate and manage a variety of issues associated with these products and markets, such as (without limitation): difficulties faced in manufacturing ramp; market acceptance; effective management of inventory levels in line with anticipated product demand; and quality problems or other defects in the early stages of new product introduction that were not anticipated in the design of those products.  Further, the Company needs to identify how any of its potential markets into which is entering may have different characteristics from the markets in which it currently exists and properly address these differences.  These characteristics may include (without limitation): demand volume requirements; demand seasonality; product generation development rates; customer concentrations; warranty expectations and product return policies; and cost, performance and compatibility requirements.  The business of the Company may suffer if it fails to successfully anticipate and manage these issues associated with its product development and market entry.

The Company relies on the availability of imports for the success of its business, exposing the Company to additional risks and uncertainties.

The Company currently imports certain parts and components from the People’s Republic of China (PRC).  The Company may in the future import additional parts and components from the PRC or other countries.  As a result, the Company will be subject to changing regulatory environments and restrictions in these countries and currency exchange fluctuations (which may affect the costs of imports).  Any of these events may have a material adverse impact on its financial results, prospects or overall condition as a company.  In addition, since the Company relies on imports, its business is always at risk to shipping, container availability, weather, worker-delays as the availability of supplier parts, defective units and components and the availability and willingness of suppliers to work with the Company.  If the Company is unable to obtain imported parts that it needs in a reasonable manner, the Company’s business could be severely and permanently impacted in an adverse manner.

The time devoted by Company management may not be full-time.

It is anticipated that key officers will devote themselves full-time to the business of the Company.  However, certain officers will devote only such time as is necessary (which may be less than full-time) to fulfill his or her respective duties as an officer of the Company.

The Company has conflicts of interest and has engaged in transactions with its officers and directors and has entered into agreements or arrangements that were not negotiated at arms-length.

The Company has engaged, and may in the future engage, in transactions with its officers, directors and principal shareholders, or persons or entities affiliated with any of these persons.  These transactions may not have been on terms as favorable to the Company as could have been obtained from non-affiliated persons.  While an effort has been made and will continue to be made to obtain services from affiliated persons at rates as favorable as would be charged by others, there will always be an inherent conflict of interest between the interests of our Company and those of the officers, directors, principal shareholders, and affiliates.  For example, the Company is licensing its core technology and intellectual property from a separate entity that is wholly owned by its Chief Executive Officer.  In addition, the Company holds a minority interest in a company that is controlled by its Chief Executive Officer.  Further, officers and directors of the Company have made loans to, and are owed notes payable from, the Company.  None of these transactions were reviewed independently or independently appraised for their fairness or arms-length nature.

Products have not completed development.

The Company has not completed the development of a full product line, and further, it anticipates a continuing need to develop additional products after the Smart Switch.  Although Company management feels that it excels in product design and development, no assurance can be given that future products can be developed to implementation or that these products will achieve commercially viable sales levels.

If the Company experiences significant growth, this may cause strains on its management and employees.

If the Company experiences significant growth in the future, this will expose the Company to increased competition, greater overhead, marketing and support costs and other costs associated with entry into new markets and solicitation of new customers.  To manage growth effectively, the Company will need to continue to improve and expand operational, financial and management information systems and to expand, train, motivate and manage its employees and distributors.  Should the Company be unable to manage growth effectively, the results of its operations could be adversely affected.

The Company has a narrow product line, which results in a lack of diversification.

While the Company intends to commercialize additional products, the underlying focus and technology of the Company is limited to that which is described herein.  The Company does not intend to investigate or commercialize other technology.  The Company’s focus on one narrow area of product and technology development will impair its ability to pursue other product or service offerings.  Therefore, the Company will be subject to the risks associated with a lack of diversification.

The Company has no control over general economic conditions.

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States and any foreign countries in which the Company may operate its business, such (without limitation) as recession, inflation, unemployment, and interest rates.  Such changing conditions could reduce demand in the marketplace for the Company’s products.  The Company’s management believes that the niche products that it markets will insulate it from excessive reduced demand.  Nevertheless, the Company has no control over these changes and its business could be adversely and severely affected as a result of changes in general economic conditions.

The Company has authorized the issuance of preferred stock with certain preferences.

The board of directors of the Company is authorized to issue up to 30,000,000 shares of $0.01 par value preferred stock.  The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares.  The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock.  Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Company.  No such preferred shares or preferences have been issued to date, but such shares or preferences may be issued at a later time, subject to the sole discretion of the board of directors.

It is difficult to predict the Company’s financial performance, which may fluctuate widely.

The Company has not yet generated revenues and may never do so.  If the Company does generate revenues, its quarterly results of operations are likely to vary significantly.  A number of factors are likely to cause these variations, some of which are outside of the Company’s control.  Some of these factors include (without limitation):

•	the acceptance by the electrical products industry of the products that the Company offers;
•	the acceptance by the consumer of the products that the Company offers;

•	the amount and timing of capital expenditures and other costs relating to the expansion of the Company;
•	the introduction of competing electrical products;
•	price competition or changes in the electrical products industry; and
•	technical difficulties or economic conditions specific to the Company or its business.

Executive officers and directors of the Company will retain voting control after the offering, which will allow them to exert substantial influence over major corporate decisions.

The Company anticipates that its executive officers and directors will, in the aggregate, beneficially own approximately 51% of its issued and outstanding capital stock following the completion of this offering, assuming the sale of all 4,000,000 Shares hereby offered.  Accordingly, the present shareholders, by virtue of their percentage share ownership and certain procedures established by the Articles of Incorporation and By-Laws of the Company for the election of its directors, will effectively control the Board of Directors and the policies of the Company.  As a result, these shareholders will retain substantial control over matters requiring approval by the Company’s shareholders, such as (without limitation) the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control.

The Company does not maintain certain insurance, including errors and omissions and indemnification insurance.

The Company has limited capital and, therefore, does not currently have a policy of insurance against liabilities arising out of the negligence of its officers and directors and/or deficiencies in any of its business operations.  Even assuming that the Company obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against the Company, its officers and directors, or its business operations or products.  Any such liability which might arise could be substantial and may exceed the assets of the Company.  The Articles of Incorporation and By-Laws of the Company provide for indemnification of officers and directors to the fullest extent permitted under Colorado law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Forward-Looking Statements

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

USE OF PROCEEDS

The Company will receive proceeds from the sale of the Shares assuming the sale of any Shares in the offering is concluded.  The Company does not know how many Shares may be sold or the aggregate amount of proceeds it may receive from sales.  The Company anticipates that it will use the proceeds from the sale of any of the Shares as discussed below.  If less than the maximum number of Shares offered is sold and less than the maximum proceeds are received, the Company anticipates that the use of proceeds will be accordingly reduced.

	If 1,000,000	If 2,000,000	If 3,000,000	If 4,000,000
	Shares sold	Shares sold	Shares sold	Shares sold
	($3,000,000)	($6,000,000)	($9,000,000)	($12,000,000)

Sales and Marketing	$900,000	$1,800,000	$2,700,000	$3,600,000

Public Relations and Advertising	$300,000	$600,000	$900,000	$1,200,000

General and Administration	$600,000	$1,200,000	$1,800,000	$2,400,000

Working Capital	$515,400	$1,445,400	$2,375,400	$3,305,400

IAMSE	$270,000	$540,000	$810,000	$1,080,000

Notes payable	$414,600	$414,600	$414,600	$414,600

Total	$3,000,000	$6,000,000	$9,000,000	$12,000,000

Discussion of Use of Proceeds Items

Sales and Marketing:  As part of the overall marketing strategy, the Company plans to devote some resources to its web marketing strategy, including paid online advertising marketing.  The Company believes that web marketing will prove to be an effective tool for attracting new customers.  The Company will generally allocate the use of these proceeds pursuant to its marketing strategy and marketing plan.

Public Relations and Advertising: The Company believes that at this present time, the American public is not fully aware of the benefits of the Company’s product.  This dearth of awareness is, in the Company’s view, due to the lack of awareness and general knowledge of the Company’s product.  The Company intends to employ its innovative product line and trademarks as tools to showcase itself to the public and build awareness of the Company and its product.

General and Administration:  The Company plans to open a warehouse and a research and development facility near its corporate headquarters.  Even though all manufacturing of the Company shall be outsourced for the foreseeable future, the Company will have an area designated for product build-up, packaging and shipping.  The Company also plans to hire additional personnel, including two administrative assistants and customer support personnel, as well as other personnel as needed.

Working Capital:  The Company will retain a certain amount of proceeds raised for working capital and day-to-day general uses and corporate purposes.

IAMSE:  The Company will allocate approximately nine percent (9.0%) of any proceeds received in the offering to the development of its subsidiary, I Am Smart Energy, Inc., and the subsidiary’s business.

Notes payable:  The Company intends to pay $414,600 of its promissory notes currently outstanding and due, by using capital raised in this offering for such purpose.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company based on the Company’s belief in its internal projections, anticipated growth and market potential.  This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the opinion of management that the Company will develop all or a portion of its business plan and will develop a market value. Although a development-stage company, since 2008, the Company has spent considerable time and effort in developing its products, and particularly the Smart Switch.  The Company believes that because of its development of the Smart Switch, it is positioned for development in its industry upon the raising of capital in this offering.  The Company believes that such development and the products intended to be offered by the Company perform particularly well regardless of any economic recession because the products provide immediate and critical benefits for the purchaser.  The Company has based its $3.00 per share offering price on what it views as the potential future value of its product line and the anticipated growth of the Company.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

DILUTION

Purchasers of the Shares may experience immediate dilution in the value of their shares of common stock. Purchasers in this offering will pay $3.00 per share but immediately after purchase the value of those Shares will be reduced.  Dilution represents the difference between the initial public offering price per share paid by purchasers and the net tangible book value per share immediately after completion of the offering.  Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities less intangible assets), divided by the number of shares of common stock outstanding.

CONCURRENT SALES

This prospectus also relates to the sale of 2,000,000 outstanding shares of the Company’s common stock by the holders of those shares.  The selling shareholders will offer their shares for sale at an offering price of $3.00 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares.

PLAN OF DISTRIBUTION

The Company is seeking an underwriter, broker-dealer or selling agent to sell the Shares. The Company has not entered into any arrangements with any underwriter, broker-dealer or selling agent as of the date of this prospectus.  At the time of this prospectus, the Company has not located a broker-dealer or selling agent to sell the Shares. The Company does not know if and when it will be able to locate any such broker-dealer or selling agent. While it is seeking a broker-dealer or selling agent to sell the Shares, the Company, through its officers and directors, will offer the Shares to current shareholders as well as contacts. Based on the foregoing, the Company is estimating that probably at least 50% of the sale of the Shares will be made by officers and directors of Company before the Company can locate, negotiate and finalize any arrangement with any underwriter. Officers and directors will not receive any commissions for any sales of the Shares.  Any commissions paid to any broker-dealer, underwriter or selling agent will reduce the net proceeds to the Company from the sale of Shares offered by the Company.

As of the date of this prospectus, the Company has not entered into any arrangements with any underwriter, broker-dealer or selling agent for the sale of the Shares.  The Company intends to attempt to locate an underwriter or broker-dealer or selling agent to sell the Shares.  Some Shares may be sold by certain officers and directors of the Company, none of whom will receive any commission or compensation for the sale of the Shares.  The Company has no arrangements nor has entered into any agreement with any underwriters, broker-dealer or selling agents for the sale of the Shares. The executive officers and directors of the Company will be offering the Shares for sale without commission or payment. The offering will be presented by the Company primarily through mail, telephone, electronic transmission and direct meetings in those states in which it has registered the Shares.

There is no minimum of any Shares that must be sold by the Company before the offering can be closed or the funds can be utilized. The Company, at its sole discretion, may have additional closings thereafter from time to time during the offering period. The maximum number of Shares that can be sold by the Company is 4,000,000.  The Company intends to maintain the currency and accuracy of this prospectus and to sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Pursuant to the provisions of Rule 3a4-1 of the Securities Exchange Act of 1934, none of the officers or directors offering the Shares is considered to be a broker of such securities as (i) no officer or director is subject to any statutory disqualification, (ii) no officer or director is nor will be compensated by commissions for sales of the securities, (iii) no officer or director is associated with a broker or dealer, (iv) all officers and directors are primarily employed on behalf of the Company in substantial duties and (v) no officer or director participates in offering and selling securities more than once every 12 months.

The offering will terminate 24 months following the date of this prospectus unless earlier closed.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act.  Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).  The resale of such Shares may be subject to the holding period and other requirements of Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission.

Selling Shareholders

The Selling Shareholder Shares will be offered at an offering price of $3.00 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices and may be offered from time to time through underwriters, brokers, dealers, agents or other intermediaries.  The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. Transactions occurring after the stock is listed on a national exchange, if at all, will be made at market prices prevailing at the time of sale. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares.  The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders' Shares. Of the 2,000,000 Selling Shareholder Shares included in the registration statement of which this prospectus is a part, 759,195 Selling Shareholder Shares are held by officers or directors of the Company.

DESCRIPTION OF SECURITIES

Capitalization

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.01, of which 9,501,106 shares were outstanding as of the date of the registration statement, of which this prospectus is a part.  The Company is also authorized to issue 30,000,000 share of preferred stock, par value $0.01, of which no shares were outstanding as of the date of the registration statement, of which this prospectus is a part.

Common Stock

The Company is registering up to 4,000,000 shares of its common stock for sale to the public at a price of $3.00 per Share.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  In addition to any vote required by law, the consent of at least a majority of the holders of the then-outstanding shares of common stock is required to (i) redeem, purchase or otherwise acquire any share of common stock, (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of common stock; or (iii) amend the Articles of Incorporation of the Company if such amendment would change any of the rights, preferences or privileges of the common stock.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up, subject to the rights of the shares of preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors.  The voting powers and preferences, the relative rights of each series, and the qualifications, limitations, and restrictions on such preferred stock shall be established by the board of directors, except that no holder of preferred stock shall have preemptive rights.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board.  The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.  To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.  In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

In certain cases the Company may elect to have its securities initially quoted in the Pink Sheets published by Pink OTC Markets Inc.  In general there is greater liquidity for traded securities on the OTC Bulletin Board, and less through quotation on the Pink Sheets. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Transfer Agent

It is anticipated that Globex Transfer, LLC of Deltona, Florida will act as transfer agent for the common stock of the Company, although the Company reserves the unrestricted right to modify or change its transfer agent from time to time.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has not paid any dividends to date.  The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends in the foreseeable future.

Stock Option Plan

To provide incentive compensation to officers and employees, the Company plans to implement a stock option plan (the "Plan").  The Plan provides for the granting, in the discretion of the board of directors, to the officers, employees and contractors of the Company, of options to purchase shares of the Company's common stock in an amount to be subsequently determined by the board of directors of the Company.

THE BUSINESS

The Business: Fire Detection and Safety Market

The fire detection and safety market is characterized primarily by tools and technologies to quickly and safely detect fires and alert users to their presence.  The industry in the last 10 to 15 years has not truly addressed the issue of prevention. In general, the industry has been idle in introducing and/or improving upon the current passive technology that has been the industry mainstay for years.  Whereas fire detection systems currently in place and representative of the leadings brands in the industry contribute a major positive impact in reducing fire-related deaths and injuries, these systems do not address steps to thereafter prevent fires.

The main improvements in recent years in the industry have been made in the area detection technology and have been to the size of the units, making them smaller and more compact.  In addition, detection units have evolved from photoelectric-based systems, which are based upon a technology that makes the fire detection unit increasingly sensitive to smoke from a smoldering fire, as opposed to a flaming fire.  The other type of smoke detection unit, an ionization system, has gained prevalence in recent years.  The latter is the more effective detection system and now dominates the detection marketplace.  The ionization unit responds to gas particles and smoke from a flaming fire by measuring the changes of electrical current caused by invisible particles ionized in the heat of combustion. When these invisible particles come in contact with ionized air, the particles impede the flow of the electrical current. Improvements and innovations have essentially evolved from photoelectric, which detects smoke that is slow and smoldering, to ionization, which detects fast fires.

Historically, smoke Detectors have not been required by law in some instances, and have rarely addressed the specific issues of detection and prevention in the kitchen area where fires are most prominent and likely to start.  Carbon monoxide detectors have had even less innovation.  Like the smoke detector, the carbon monoxide unit detects and warns the user but it does not shut off the source of the problem or attempt other preventive action.  As of late, the telecommunications industry has worked with this industry and incorporated safety services and products into the industry to provide new and comprehensive home detection management of these detection systems.

Carbon monoxide is an odorless and colorless poison that poses an extreme toxic danger to all occupants in residential or commercial dwellings and structures.  These detectors have only become increasingly available within the previous five (5) years.  The technology upgrades have been limited, with the main changes being associated to size and sensitivity of the units.  No product widely available has sought to prevent the problem, but only to increase warning and alertness.  There is a need in the marketplace for preventative technology.  The commercial sector has been slightly more innovative as smoke, fire and heat detection has been incorporated into computerized control panels that open and shut off vents, doors, elevators, windows, as well as closing off entire floors of buildings. Integrated sprinkler and foam systems are also deployed by these same control systems.

Currently there are no products available in the marketplace today that will help reduce fire and carbon monoxide deaths in residential and business markets.  The Company believes that it helps to address a need that is currently not contemplated or adequately addressed by the marketplace.  According to the Consumer Product Safety Commission, in the United States alone, an estimated 47,000 residential fires a year start on range tops, injuring more than 2,400 people, killing about 80 and causing $135 million in property damage.

The Company believes that the industry needs a solution that is capable of doing more than just sounding an alarm or providing an alert when a fire is impending or in progress.  In particular, the Company notes that a study by the Alberta Canada Fire Commissioner’s Office found that almost as many fire deaths occur in homes with a smoke alarm as in homes without a smoke alarm.  The Company believes that the study suggests that having a smoke alarm is not in and of itself necessarily adequate to protect oneself from the danger of a fire.

The Market

The fire detection and safety market is a large and established sector.  The National Fire Protection Association (NFPA) released its recent fire analysis and research concluding that 94% of U.S. homes have at least one smoke detector/alarm.  The U.S. Consumer Safety Commission’s most recent report shows there are over 20 million residential smoke detectors and 9 million carbon monoxide detection devices sold each year in the U.S.  The applicable law requires installation of these detectors in most residential dwellings in most cases.  The Company believes that the size of the commercial market is about the same size as that of the residential market.  Therefore, combined residential and commercial unit sales equal approximately 40 million products per year, with a market an annual sales volume of almost $2.5 billion per year on an average sale of $60 or more per unit (not taking into account any international markets, on/off fans, dispensary of water and/or foam, monitoring cameras, and relay of information via telecommunications instantly across the globe).

Based on research provided by the Federal Emergency Management Agency (FEMA) (based on statistics gathered by the U.S. Fire Administration), there were over 1.2 million fires in the United States between 2004 and 2006 and almost 250 deaths occurred each month due such fires.  Sadly, that means there were almost 8 such fire-related deaths every day across the United States.  The Company believes that the direct losses from fires and damages caused by fires are into the billions of dollars each year.

According to the most recent annual data available from the NFPA, over 1.8 million fires were attended by public fire departments.  In that year, fires caused 2,895 deaths in homes and an estimated $5 billion in damage to residential property alone. Remarkably, according to NFPA data, a residential fire occurs every 82 seconds in the United States.  Research gathered by NFPA also suggests that cooking-related fires remain the leading cause of home fires, injuries and deaths.

The Company believes that, based on various statistics that it has reviewed, that between 85% and 97% of U.S. households have at least one smoke detection device, with newer homes built from the early 1990s and onward having multiple units placed throughout the home.  The Company believes that each of these homes provides a ready installed base of detection devices with which its products would be a ready and seamless complementary fit.

According to (USFA), as of January 2009, sprinkler systems will become part of new building codes across the United States.  The Company believes that with its support in the professional fire marshal and insurance communities that the Company may be able to have building codes and regulations someday reflect its technology and products.  As part of the Company’s initial foray into working in connection with government ordinances and regulations, the Company is currently seeking contracts with the United States Department of Defense as well as various state and local governments.  Over the long term, the Company believes that government agencies as well as insurance companies will realize the benefits of the Company’s products (e.g. reducing the burdens on fire departments and emergency services, protecting property and lowering insurance claims and associated premiums) and will help the Company’s to become a new and improved industry standard.

Recent legislation in states also addresses the requirement of detection and safety systems.  In 2005, “Nicole’s Law” was passed in Massachusetts requiring home owners to maintain carbon monoxide alarms.  In 2010, North Carolina adopted laws requiring carbon monoxide detectors in rental properties and homes in North Carolina.   In the Company’s home state of Colorado, new legislation requires carbon monoxide alarms in some homes starting as of 2009.

At the federal level, recently, the U.S. House of Representatives introduced HR 1091, a bill requiring that carbon monoxide alarms be installed in virtually all residential properties.  This bill also contains a special emphasis on exploring and encouraging preventive technology.

Entry of the Company into the Market

As a new generation of protection in the fire detection and safety market, the Smart Switch, which will be introduced by the Company, in conjunction with existing household detectors, has the sophistication and advance utility allowing it to shut off the source of power to appliances posing a fire and/or carbon monoxide poisoning hazard.  The Smart Switch layers upon existing technology that is widely accepted across the U.S. and provides additional functionality and benefits to existing users of smoke alarms and/or carbon monoxide detectors.

The Company plans to target all homeowners, apartment owners, hotel owners, and business owners who could be injured or killed from fires or carbon monoxide at home or work.  While the Company believes that the primary consumer for its products will be homeowners from households of every income level, the Company anticipates that the Smart Switch and subsequent product developments/innovations will address needs for both residential and commercial customers.  In addition, the Company expects to target its products to the following customer segments: appliance manufacturers; security companies (such as ADT and Brinks); large commercial organizations (e.g. sports arenas, nursing homes, hospitals, schools, etc.); smoke and carbon monoxide detector manufacturers.

Competition

In the past five to ten years, detector innovations have been mainly in the areas of stand-alone and hardwire units.  These hardwire units comply with the NFPA and ADA (Americans with Disabilities Act) regulations to accommodate the hearing-impaired.  More recently, the industry has incorporated carbon monoxide detection into security systems and networks.  However, no systems have demonstrated the ability or inclination to shut off the power or fuel source.

While the Company acknowledges the presence of the competitors noted above that have a focus smoke alarm and carbon monoxide detector technology, the Company believes that its products introduce a novel concept to the fire detection and safety market.  Accordingly, the Company believes that it will be competing with existing technology by offering its layered product offering and not necessarily directly competing with the makers of smoke alarms and/or carbon monoxide detection systems.  The Company believes that there are limited to no direct competitors for its innovative concept and technology.

A product is currently being marketed that only shuts-off a 220-volt cooking-stove via motion detection.  The cook or chef is required to stand in front of the stove during the entire cooking process.  This device appears, as defined, to provide less functionality than the Smart Switch.

THE COMPANY

Background and Current Operations

The Company is a development stage company and has no operating history and has experienced losses since its inception.  The Company plans to introduce the Smart Switch in the near future.  The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.  Currently the Company is engaged in a development capacity focusing on the fire detection and safety industry.  The Company believes that customers will appreciate that its products are “green”, or environmentally, friendly.

The Company has not sold any of its products to date, but has completed the design of its products.  Sample products are available that are already designed, tested and ready to be manufactured on a large scale by the Company or its manufacturing partners.  The Company is currently seeking to form relationships with retailers and vendors that can help distribute the Company’s products on a wide scale to potential customers.

Relationship with Global Business Associates

On February 21, 2011, the Company entered into a non-exclusive agreement with Global Business Associates, a Colorado corporation (“GBA”).  Pursuant to the agreement between the parties, GBA will provide the Company with product development and manufacturing services for existing versions of the Company’s 110-volt and 220-volt (and any of the Company’s current or future product lines.  The agreement has a term of three (3) years from the date of start of production.  Following this initial term, the agreement will renew for successive three (3) year terms unless earlier terminated.  During the term of the agreement, GBA shall have exclusive manufacturing rights for 80% of both versions of the aforementioned products.

Verbal Discussions with Ace Hardware and Wal-Mart

In May 2008, the Company entered into a verbal discussion with Ace Hardware (Ace) regarding the display of the Company’s products at its facilities.  Pursuant to the discussions between the parties, Ace has indicated an interest in placing the Company’s products at Ace’s many facilities across the United States and off-shore.  Under the current verbal discussions, Ace will retain 30% of the retail price of any products sold at Ace facilities.

In the middle of May 2007, the Company entered into a verbal discussion with Wal-Mart regarding the placement of the Company’s products at Wal-Mart stores nationwide. Pursuant to the discussions between the parties, Wal-Mart expressed an interest in placing the Company’s products in a minimum of 200 of its retail stores as a test-marketing plan.  Once the marketing venture was deemed acceptable, Wal-Mart would then allow the Company’s products to be marketed throughout their locations, nationally as well as internationally.

Agreement with Tiber Creek Corporation

In June 2010, the Company entered into a consulting agreement with Tiber Creek Corporation (“Tiber Creek”) whereby Tiber Creek would provide assistance to the Company in effecting transactions for the Company to become a public company, including causing the preparation and filing a registration statement with the Securities and Exchange Commission, assisting with applicable state blue sky requirements, advising and assisting on listing its securities on a trading exchange, assisting in establishing and maintaining relationships with market makers and broker-dealers and assisting in other transactions, marketing and corporate structure activities. Tiber Creek received a fee of $50,000 plus 500,000 common shares of the Company (or 5% of the outstanding common shares at time of engagement, whichever is greater. The consulting agreement also provides that the shares issued to Tiber Creek shall be included in the registration statement (i.e. this registration statement) to be filed by the Company.  The consulting agreement further provides that the Company will not at any time take or allow any action (whether by reverse stock split or otherwise) which would have the effect of reducing the absolute number of Shares held by Tiber Creek

The consulting agreement also includes a reset provision, which provides that if, on the one year anniversary date (the reset date) of the execution of the consulting agreement the market value of the Shares is less than $1.00 per share, the Company will issue to Tiber Creek additional shares necessary to equal the difference between the market value (calculated as the average closing bid of the Shares for the 30 days immediately prior to the reset date) of the Shares held by Tiber Creek and $1.00 per share.  If, on the reset date, the Shares are not trading, the reset date shall be extended until the first date on which the Company’s Shares shall have been trading for 30 days.  At such time, additional shares, if required, shall be issued pursuant to an S-8 registration statement if available at that time.

Product Summary

The Company is currently developing and marketing the first, second, and third engineering phases of the Smart Switch, with the representation of the following product versions:  110 Volt Smart Switch and 220 Volt Smart Switch (3-pin and 4-pin models). The Company has never sold any of its products to date and no sales are currently in its backlog or pending.

The Smart Switch is the first practical application of the Company’s technology.  Additional products are in the early developmental stages using the basis of the same smart technology.  All of these products are designed to work in unison with other products and services.

The Smart Switch is approximately the size of a large cellular phone and plugs directly into any wall electrical outlet (110 volts and 220 volts).  Its function is to cause electrical power disruption to any appliance connected to it that is the source of a potential fire or carbon monoxide threat.

For example, a pan of food is left on the stove and begins to smoke; the smoke detector senses that there is smoke in the immediate area and sounds the alarm.  As the smoke detector alarm continues to sound, for 30 to 40 seconds, the Smart Switch detects the alarm and through wireless frequency transmission turns off the electricity to the appliance protected by the Smart Switch.  The benefit of this technology is apparent, as with this example scenario, as according to NFPA statistics, is responsible for the majority of residential fires, deaths and injuries related to those fires.  The Smart Switch will function in the same manner with carbon monoxide detectors.  If the detected levels are too high, the alarm will sound and the Smart Switch will shut of the source of the leak, as long as the appliance is connected to the Smart Switch.

The Company’s technologies for the Smart Switch shall include power surge protection and electricity reduction (up to a 30% savings in some cases on every appliance that is plugged into the Smart Switch).

The 110-volt Smart Switch is designed to work with common 110-volt appliances, such as toasters, toaster ovens, space heaters, microwaves, convection ovens, electric blankets, refrigerators and flat irons.

The 220-volt (3 pin) Smart Switch is designed to work with the common smaller 220-volt appliances, such as stoves, ranges and ovens.

The 220-volt (4 pin) Smart Switch is designed to work with the common larger 220-volt appliances, such as clothes dryers and furnaces.

The Company believes that appealing attributes of the Smart Switch includes the following: ability to shut off power at the source; potential life-saving reduction in property damage, as a result of its preventive technology; wide application to many types of appliances; ease of use and simplicity of the Smart Switch, thereby allowing newer consumers to adapt without difficulty; inclusion of ‘green’ and environmentally-friendly elements within products; energy and cost savings along with surge protection; and widespread applicability and use of the products in different types of residential and commercial structures.

Technology and Product Development

The Smart Switch is based on “Smoke Fault Interrupter” (SFI) technology, which is similar to the “Ground Fault Interrupter” (GFI) technology currently in force in many building code laws and ordinance.  Some of the methods used by the Company to operate its technology are the following: sound, RF, digital, micro-wave, YFI, hard-wire, and new MP technologies.

Amongst possible future product innovations, the Company has created working prototypes of an advanced damage-control system that incorporates homes, commercial buildings, carbon monoxide, smoke/heat detection, fire sprinkler systems, HVAC Systems and all fire/burglar systems.

The product development timeline for the Smart Switch has been approximately four (4) years, with an estimated final development cost of $100,000. This product has an overall development forecast cost estimated at $1,000,000.

The Smart Switch is UL certified to 508 standards and other standards.  The product is also in compliance with the NFPA regulations via wireless and hard-wired, state-of-the-art applications.  The Company also complies with the ADA, which, in particular, reaches out to people who are hearing impaired, visually impaired, wheelchair bound, and bedridden.

Recently, the Company has upgraded the Smart Switch with a “Smart Rectifier”.  Prior to the introduction of the Smart Rectifier, the Smart Switch had only the capability of switching off an appliance once the smoke or carbon monoxide detector sounds.  The Company believes that the Smart Switch (with its built-in Smart Rectifier) will reduce any user’s electric bill on its appliances by up to 30% in some cases.

It is the Company’s intention to produce and market its own smoke detector that will have the “Smart Technology” built into the product units.

Draft Report from Intertek Testing Services NA, Inc.

The Company obtained a draft report from Intertek Testing Services NA, Inc. of Boulder, Colorado (“Intertek”), on April 30, 2007 (as on revised September 24, 2008) that provided the initial results of the inspection, tests and evaluation of the Company’s electrical outlet de-energizer production sample for compliance with the applicable requirements of the Standard for Safety for Industrial Control Equipment, UL 508, Seventeenth Edition, Dated January 28, 1999, revisions through and including July 11, 2005; CAN/CSA-C22.2 NO. 14-05 Industrial Control Equipment, dated April 2005, with Update March 2006.  Intertek is an independent organization that tests products for safety, performance and certification.  The results of the Intertek tests indicated that, subject to the provisions of the report, the Company’s production sample conformed to applicable test criteria.

Marketing Strategy

The Company has conducted limited advertising and marketing to date as the primary focus of the Company since inception has been to develop, refine and ready its products for distribution to the marketplace.  The Company has, however, given substantial attention to constructing the marketing strategy and plans that it will use once the Smart Switch enter the marketplace.

A major challenge facing the Company is finding and using cost-effective, efficient sales, marketing and distribution strategies and tactics to commercialize its products.  As a developing company, the Company has limited resources and can only devote a certain amount of expenditure to sales, marketing and advertising services.

As the Company’s products and technology present novel technology and functionality for customers, the Company believes that raising awareness of its products and the benefits of its technology will be important to the success of the Company.  The Company believes that using a combination of television, radio, public relations, print media, and internet advertising to create an awareness of its products will help the Company introduce its products and technology to the marketplace. The Company believes the best way to reach this market is generally through media advertising.  However, due to the expense of many media and advertising activities and the Company’s limited resources as a development stage company, the Company intends to rely heavily on relationships that it hopes to build with retailers and distributors who the Company hopes will allow placement of the Company’s products in their storefront locations.

In order to develop its business, the Company needs to identify a continuing source of new customers and new customer acquisition opportunities.  While the target market is wide, traditional media is very expensive.  The Company anticipates utilizing television, radio, public relations, print media, and internet advertising to create awareness of the Company’s products and technology.  The Company believes the best way to reach this market is efficiently and cost-effectively is generally through relationships with retailers and distributors that can promote, place and showcase the Company’s products to their existing base of customers.  The Company intends to develop this network of retail and distribution companies who will help introduce the Company’s products to end users.  Over the long term, as the awareness of the Company’s products grows, the Company believes that word-of-mouth contacts and free media coverage of its products and technology will help drive sales and propel the Company’s growth.

At present, the Company does not have a network of existing retailers and distributors that can allow placement and promotion of the Company’s products to end users.  The Company has, however, had substantive verbal discussions with Ace and Wal-Mart, both of which have expressed an interest in allowing placement of the Company’s products at their respective retail outlets.  The Company plans to vigorously pursue these potential partnership opportunities and negotiate definitive agreements with both Ace and Wal-Mart in the future.  In addition, the Company plans to continue to identify, pursue and build relationships with other national firms (such as Lowes, Home Depot, Target and Best Buy) as well as regional and local retailers and distributors that will work with the Company to allow placement of the Company’s products in stores and retail outlets.

Since inception, the Company has sought opportunities to promote its technology and products via free advertising channels, such as television or radio news coverage, social media networks (such as Facebook and Twitter) profiles in trade publications or print media and other public relations activities.  The Company plans to continue to seek these opportunities as they present a cost-effective mechanism for the Company to directly reach potential end users and build brand awareness.

Marketing Plan

The marketing plan of the Company is to enter local, national, and international markets in an organized manner so as to concentrate efforts to build brand awareness and visibility for the Company’s products.  The Company’s belief is that the Company will be best served by focusing its efforts on penetrating particular market segments rather than attempting to reach a wide array of customers in varying geographic areas.  The overall marketing plan, consistent with the marketing strategy outlined above, consists of a multifaceted approach that encompasses a versatile effort to reach customers include: retail, wholesale and the Internet. The Company’s efforts will generally be directed toward each of the following, subject to change from time to time as required by business or market conditions or otherwise:

1.	retail and storefront distribution, as noted above;
2.	live shows and sales via radio or television campaigns (e.g. QVC);
3.
television, radio and cable television promotions, including infomercials and/or commercial advertising purchases, through a media buying agency (the Company is currently in discussions with Primetime Media, a media buying agency, regarding the same);

4.	print media advertising through newspapers and magazines, through a media buying agency (the Company is currently in discussions with Medina Communications, a media buying agency, regarding the same);
5.	targeted public relations campaigns, including distribution of press releases and press briefings via television, the internet and print media;

6.
specialized internet campaigns, through the services of internet specialists (such as GoDaddy.com), that use novel marketing tactics, such as promotion the Company through social networking sites (such as Facebook and Twitter), web forums and online bulletin boards (such as Craigslist);

7.	showcase and display of products at industry trade shows and conventions;
8.	distribution through testing and promotion at local fire departments;
9.	partnerships with, and distribution through, existing manufacturers, distributors and retailers of existing fire detection and safety devices;
10.
sales via online advertising and marketing campaigns, including internet auctions, all of which the Company expects to be a major driver of sales once initial brand awareness and user adoption are reached for the Company’s products;

11.
sales directly to building contractors who build new homes or commercial properties or rehabilitate and/or resell homes or commercial properties (the Company believes that all such contractors may have an interest in directly configuring and pre-installing the Company’s products into properties during the process of construction)

12.
relationships with manufacturers of appliances (such as General Electric, Kenmore, Maytag and Sears), who may promote or otherwise help the Company market the Company’s products as an attractive safety feature; and

13.
partnerships with manufacturers of heating and air conditioning systems, such as pre-installations of the Company’s products in furnaces, boilers and other related appliances that create carbon monoxide;

14.	relationships with manufacturers of life-safety systems (such as Honeywell, Simplex Edwards, and Firelight), facilitating sales and distribution of products with these systems; and
15.	partnerships with large associations and groups, such as large or nationwide condominium associations or apartment groups;
16.
relationships with large institutions whose adoption of the Company’s technology and products can facilitate a large number of sales to the institution’s members or constituents, including such institutions as senior-citizen centers and government agencies;

17.	working with lobbyists and companies that work with the ICC (International Code Council) and other code enforcement agencies; and
18.	making efforts to become a defense contractor in order to do business with the Federal government.

For some of the marketing activities contemplated above, the Company plans to use a suitable call center to contact, and solicit potential partners and/or customers.  The Company also plans to build and maintain an in-house sales team that will solicit key partners.

In connection with the Company’s marketing plan, the Company also intends to build a robust customer service and customer response system.  As part of this program, the Company plans to use ongoing automated marketing systems to bolster its marketing plan.  The Company also plans to implement tools to effectively track and monitor marketing campaigns and their effectiveness.  As the Company’s brand awareness and initial sales grow, the Company plans to, with profits obtained from sales of the products and/or subsequent raise(s) of capital, build, train and develop, a strong direct sales marketing plan and sales force to market the products to thousands of small to medium size distributors and retailers.

With respect to government agencies, the Company plans to hire an outside firm to petition or lobby government agencies with respect to: (i) purchasing the Company’s products to enhance safety; and (ii) updating building codes and ordinances to include the Company’s technology; and (iii) securing grants from government agencies for the product and technology development of the Company that meets applicable criteria (including, but not limited to, the development and commercialization of ‘green’, environmentally-friendly technology and products).  Related to these efforts, the Company plans to, directly and with the help of outside firms, work with and lobby the ICC to adopt its technology and recommend updated building codes across the world incorporating such technology.

Sales Distribution

The Company estimates that the basic distribution of sales for its initial products over time will be as follows:

Product	Market

110 Volt Unit - Retail Sales Customers	10%

110 Volt Unit - Wholesale Customers	10%

110 Volt Unit - Internet Customers	15%

220 Volt Unit - Retail Sales Customers	10%

220 Volt Unit - Wholesale Customers	20%

220 Volt Unit - Internet Customers	15%

110 Volt & 220 Volt Unit customers Defense contracting	10%

110 Volt & 220 Volt Unit Code Enforcement ICC, State and Local Code standard agencies	10%

Manufacturing

In the near term, the Company plans to conduct all manufacturing activities for its products through outsourced third party manufacturers.  Currently, the Company plans to work with the three manufacturing companies noted below with which the Company has had discussions and reached agreement regarding the terms and conditions of manufacturing products for the Company.  The companies with which the Company plans to work in the near term are Global Business Associates and other manufacturers with which the Company is currently in discussions.

The Company does not anticipate major supplier or supply issues as the raw materials and components used in the Company’s products are widely available and can be readily obtained through the existing inventory of most suppliers.

Pricing

The Company currently plans to introduce the suggested retail price noted below for each of its products.

Product	Suggested Retail Price
110 Volt Smart Switch	$129.99
220 Volt Smart Switch 3-pin	$199.99
220 Volt Smart Switch 4-pin	$199.99

The Company may offer disparate pricing structures at differing level of the supply chain, such as retail, wholesale and direct purchase by consumers.

Intellectual Property

The Company has licensed patent-pending intellectual property and technology from I AM Cornerstone Corporation.  All information related to such intellectual property and licenses is in the control of the Company’s patent attorneys, Hogan & Hartson, One Tabor Center, 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202.

Strategic Partners

The Company believes that strategic partnerships will be a major component of the Company’s operating strategy and path to success.  As discussed above, the Company plans to build alliances with distributors and retailers, manufacturers of appliances, large associations and groups, and government agencies.

Revenues

The Company is a development stage company incorporated in the State of Colorado in 2008 to serve as the innovator of various products that work in conjunction with smoke or carbon monoxide detectors to shut off power sources to appliances.

Since its inception, the Company has focused its efforts on technology and product development and has devoted little attention or resources to sales and marketing.  Accordingly, the Company has no revenues to date and has not sold any of its products as of yet.  In order to succeed, the Company needs to develop a viable, cost-effective and efficient sales, marketing and distribution strategy and execution plan to successfully sell its products and generate meaningful revenues from the same.

Since inception, the Company has raised funds for its operations through the periodic sale of its common stock.  In addition, from time to time, the Company has borrowed funds through the issuance of promissory notes.  As of December 31, 2010, the Company had incurred aggregate net losses of $2,562,734 since inception.

The Company believes that its initial Smart Switch product is ready to come to market and will be positively received once formally launched into the marketplace.

Employees

The Company has four executive officers: Michael L. Haynes, Sylvester C. Maier, Jr., Jason Bernal and Derek Stephens.  Of these officers, only Mr. Haynes is employed by the Company in a full-time capacity.  The Company has no other employees but expects that it will hire additional personnel as it expands.

The Company is currently seeking to fill the open position of President, for an individual with experience to operate its business.  Ideally, the President would have extensive knowledge and experience in operating a public company.

Operations and Property

The Company currently conducts its operations from its principal place of business, an office space located in Denver, Colorado.  In the near future, the Company plans to relocate its headquarters to a larger facility that features a warehouse in addition to office space.  The Company plans to secure a small 3,000 square foot office-warehouse space.

The Company’s offices are located at 1536 Wynkoop Street, Suite 5B.  The office telephone number is (888) 989-4446 and its fax number is (720) 542-9997. The Company uses this property pursuant to a short-term month-to-month lease at a monthly rental rate of $350.00 per month.

Subsidiaries

The Company does not have any wholly owned subsidiaries, but has equity ownership interest of nine percent (9.0%) in I Am Smart Energy, Inc. (“IAMSE”).  IAMSE believes it possesses a patent-pending Smart Green Energy Utility Cell (Smart Cell) that will allow the average home and business owner to reduce or eliminate its dependence on the local energy company for its electricity.  This Smart Cell operates on water and produces its own energy source and has zero emissions.  The Smart Cell will connect directly to a user’s home or business.  Once connected, the Smart Cell will produce electricity to be stored in batteries comparable to a solar equipped home.  However, the Smart Cell will be priced at approximately 50% of the cost of a comparable sized solar energy-ready home.  Similar to solar energy, the Smart Cell will be a clean technology that has zero/no emissions.  This is IAMSE’s first product in this marketplace.

Michael L. Haynes, the Company’s founder, Chairman and Chief Executive Officer, personally owns and has the majority control of IAMSE.

Smart Green Energy Utility Cell (Smart Cell)

IAMSE has designed and developed the concept of the Smart Green Energy Utility Cell (Smart Cell). The “Smart Cell” is patent-pending.  The Company has an equity ownership interest of nine percent (9%) of IAMSE.  Ten percent (10%) of the revenues generated by the Company will be allocated to IAMSE for research and development, production, manufacturing, marketing and sales.

These Smart Cells can be installed in residential homes and businesses and can generate large amounts of electricity, typically up to 5,000 to 50,000 kilowatts of electricity (made up of hydrogen).  The Smart Cell would be the main source of power for the home or business, which would only use its local power grid as a backup.  The general size of the Smart Cell is approximately the size of a large air conditioning unit.  The Smart Cell will be installed on a flat pallet on or near the home or place of business.  Special storage batteries, as used in a solar equipped home, are required to store the generated energy for less.  If a home or business is connected to the local power grid, the home or business using the Smart Cell may be capable of selling or crediting excess power being generated to the local electric company.

In 2010, IAMSE performed a general estimated cost analysis to install the Smart Cell in an average size home of 2,750 square feet.  The Company’s analysis determined that the suggested retail cost of the Smart Cell should be approximately $20,000.00.  Estimates were also obtained from several local solar energy companies for their retail cost of equipping a 2,750 square foot home with solar power.  The retail estimates obtained from the solar companies averaged between $35,000.00 and $40,000.00.  The retail cost of installing the Smart Cell in a typical home appears to be approximately 50% less than the cost of a solar installation at the same home.

 For the “typical” home above, the Smart Cell will operate for approximately eight (8) hours to “recharge” the storage batteries.  If a home or business is connected to the local power grid, the home or business using the Smart Cell may be capable of selling or crediting excess power, being generated, to the local electric utility company.

Industry Regulations for the Smart Switch

The Smart Switch may be subject to industry regulation from the federal government, pursuant to Underwriters Laboratories (UL), and equivalent International UL certification

Reports to Security Holders

The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same.  The Company will not be a reporting issuer with the Securities and Exchange Commission until its registration statement on Form S-1 is declared effective.

The Company has filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of its common stock. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. Reference is made to the Company’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  The Company’s registration statement and the referenced exhibits can also be found at the web site address.

PLAN OF OPERATION

Business Plan

The Company’s future goals are to develop into a leading provider of innovative and valuable solutions that help prevent fires, save electricity and provide surge protection.  The Company intends to distribute its products around the world and have its products installed or incorporated into all types of appliances, buildings, homes and property structures.  The Company is in the process of launching the Smart Switch. The Company intends to commercialize the Smart Switch in the near term and then bring to market additional product developments.

For the foreseeable future, the Company intends to reinvest most of its profits from the sales of its products into technology and product development to discover, design and build novel and innovative products.

The Company has held substantive discussions with ACE and Wal-Mart, which have each expressed an interest in placing the Company’s products at retail locations.  The Company anticipates that these relationships will provide it with a pool of potential end customer and a ongoing network of potential purchasers of its products.  The Company believes that the influx of capital from this offering will allow it to capitalize on these relationships by manufacturing products for these “Partner” locations and to also develop other sales, marketing and distribution avenues.  Once these initial activities are established, the Company can further implement the other aspects of its business plan.

Potential Revenue

The Company’s primary source of revenues in the near term will be the sales of its Smart Switch to customers, retailers, owners of apartment buildings and government entities.

In 2011, the Company has continued to contact market and retail outlets as potential buyers for the Smart Switch.  From these discussions, the Company has received a Purchase Order (PO) from Cherry Creek Real Estate Investment Inc., Greenwood Village, Colorado, that may allow the Company’s products and technologies to be sold in Europe.

The Company has an agreement with IAMSE to produce, manufacture, market and sell the “Smart Cell”.

Revenue Recognition

The Company did not complete any sales or receive any revenues during the year ended December 31, 2010.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The Company is a development stage company and was incorporated in the State of Colorado in 2008. As of December 31, 2010, the Company has not generated any revenue since inception and has incurred significant operating losses, from of the Company's development stage activities since inception of $2,562,734.  The Company has received all of its operating funds from the sale of its securities, including equity shares and promissory notes.  The Company has completed the design of the Smart Switch, and plans to bring this product to the marketplace soon (subject to raising adequate capital for manufacturing, sales, marketing and distribution activities).

Revenues

The Company is a development stage company incorporated in the State of Colorado in 2008 to serve as the innovator of various products that work in conjunction with smoke or carbon monoxide detectors to shut off power sources to appliances.

Since its inception, the Company has focused its efforts on technology and product development and has devoted little attention or resources to sales and marketing.  Accordingly, the Company has no revenues to date and has not sold any of its products as of yet.  In order to succeed, the Company needs to develop a viable, cost-effective and efficient sales, marketing and distribution strategy and execution plan to successfully sell its products and generate meaningful revenues from the same.

Since inception, the Company has raised funds for its operations through the periodic sale of its common stock.  In addition, from time to time, the Company has borrowed funds through the issuance of promissory notes.  As of December 31, 2010, the Company had incurred aggregate net losses of $2,562,734 since inception.

The Company believes that its initial Smart Switch product is ready to come to market and will be positively received once formally launched into the marketplace.

Potential Revenue

The Company’s primary source of revenues in the near term will be the sales of its Smart Switch to customers, retailers, owners of apartment buildings and government entities.

In 2011, the Company has continued to contact market and retail outlets as potential buyers for the Smart Switch.  From these discussions, the Company has received a Purchase Order (PO) from Cherry Creek Real Estate Investment Inc., Greenwood Village, Colorado, that may allow the Company’s products and technologies to be sold in Europe.

The Company has an agreement with IAMSE to produce, manufacture, market and sell the “Smart Cell”.

Going Concern

The Company’s auditors have issued a report raising a substantial doubt about the Company’s ability to continue as a going concern without the influx of additional capital.

Alternative Financial Planning

The Company has limited alternative financial plans.  If the Company is not able to successfully raise monies in this offering, or otherwise obtain or raise funding through a private placement or other securities offering, the Company’s ability to survive as a going concern and implement any part of its business plan or strategy will be severely jeopardized.

The Company estimates it will likely require approximately $2,500,000 to make meaningful progress in its sales and marketing objectives and will need up to the maximum offering amount of $12,000,000 to fully execute its business plan as herein described.  If the Company raises an amount less that the projected amount, then it will not be able to develop all aspects of its business plan and will develop such plan in a more incremental and gradual manner.  If the Company raises only $2,500,000 in this offering, it will use the funds (after payment of placement agent fees, if any) for the basic sales and marketing and basic manufacturing requirements with the intention of being able to manufacture, market and sell at least some of its Smart Switch product units, which the Company believes has the potential to create a base from which it can develop its pool of strategic partners and end customers.  The other programs and any other matters in the Company’s plan of operation would not be funded until such time as the Company had revenues or other sources of funds sufficient to fund those programs and initiatives.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under GAAP and has not generated significant revenues from its principal operations.

The Company believes that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its financial statements:

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Share-based Payments

The Company intends to periodically issue shares of common stock to employees and non-employees for services rendered. Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.

Long-Lived Assets

In accordance with ASC 350-30 (formerly SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their then carrying values may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, marketing and advertising, recruiting management and technical staff and raising capital. Accordingly, the Company is considered to be in the development stage. The Company has not generated revenues from its operations, and there is no assurance of future revenues. As of December 31, 2010, the Company had an accumulated deficit from inception of approximately $2,562,734.

The Company’s activities will necessitate significant uses of working capital beyond 2011.  Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s continued marketing and advertising, research and development efforts and the status of competitive services and solutions.

There is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.

Discussion of Period Ended December 31, 2010

The Company incurred a net loss of $2,024,863 for the period ended December 31, 2010, with selling, general and administrative expenses of $2,016,526.  The Company received no revenue in such period.

Selling, general and administrative expenses for the period ended December 31, 2010 were $2,016,526, with total selling, general and administrative expenses from inception to December 31, 2010 totaling $2,060,203.

Liquidity. The Company has no continuous methods of generating cash.

Capital Resources. The Company did not incur any capital expenditures.

Results of Operations. The Company completed no material sales and received no material revenues in the period from inception through December 31, 2010.  The Company does not anticipate that it will generate revenue sufficient to cover its operating expenses until the close of this offering and the development of its business plan.

Discussion of Period Ended December 31, 2009

The Company incurred a net loss of $29,563 for the period ended December 31, 2009, with selling, general and administrative expenses of $19,894.  The Company received no revenue in such period.

Selling, general and administrative expenses for the period ended December 31, 2009 were $19,894 , with total selling, general and administrative expenses from inception to December 31, 2009 totaling $43,677.

Liquidity. The Company has no continuous methods of generating cash.

Capital Resources. The Company did not incur any capital expenditures.

Results of Operations. The Company completed no material sales and received no material revenues in the period from inception through December 31, 2009.

Discussion of Period Ended December 31, 2008

The Company incurred a net loss of $508,307 for the period ended December 31, 2008, with selling, general and administrative expenses of $23,783.  The Company received no revenue in such period.

Selling, general and administrative expenses for the period ended December 31, 2008 were $23,783, with total selling, general and administrative expenses from inception to December 31, 2008 totaling $23,783.

Liquidity. The Company has no continuous methods of generating cash.

Capital Resources. The Company did not incur any capital expenditures.

Results of Operations. The Company completed no material sales and received no material revenues in the period from inception through December 31, 2008.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

Name	Age	Position	Year Commenced
Michael L. Haynes	50	Chairman, CEO	2008
Sylvester C. Maier, Jr.	66	COO and Director	2011
Jason Bernal	40	CFO and Director	2011
Derek Stephens	40	VP of Operations and Director	2010
Daniel E. Muse, Esq.	69	Secretary, Corporate Attorney and Director	2011
Richard L. Gonzalez	60	Director	2011
Lucius A. Ashby	67	Director	2010

Michael L. Haynes, Chairman & Chief Executive Officer

Michael L. Haynes has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception to present.  Michael was Chief Executive Officer and co-owner of America’s Children Dental Clinic, one of the largest childcare's dental clinics in the State of Colorado catering to the needs of at-risk children whose families could not otherwise afford quality dental care, 2002-2005. Prior to that, he was President and a co-owner of Millennium Construction and Consulting LLC (“Millennium), was a design and installation contracting firm installing fiber optic cable, copper and coax wire for companies such as U.S. West, Qwest, AT&T, MCI and TCI, 1990-1998. Mr Haynes was ramp agent of Airport Operations for Federal Express in charge of all operations, a revolving fleet of aircraft, over 100 employees and all airport facilities in a five-state region servicing eight airports from 1984-1986.  He was also the founder of Lance Airways" Unique Air Express, Inc and licensed FAA, 135 air carrier operation, his aviation history covers other licensed operations (1980-1991).  Michael is an ordained Christian minister, active real estate investor and entrepreneur and is a licensed pilot for over 25 years. He was honorably discharged from the United States Air Force in 1978.

Sylvester C. Maier, Jr., Chief Operating Officer and Director

After being introduced to Mr. Michael Haynes in 2008, Mr. Maier has worked with the Company in various capacities.  Following their co-invention of the Smart Green-Energy Utility Cell (Smart Cell) in 2009, Mr. Maier has assisted Mr. Haynes with developing, writing, organizing and assembling the Companies’ business and marketing plans.  Mr. Maier has also been instrumental in raising funds for the Company.  In 2009, he was appointed as International Director of Operations for the Company. Prior to that, he owned and operated several businesses, sales of Seiko Watches, Tumi Leather Luggage and Gold Chains in 1974 thru 1976; Amway Distributor from 1979 to 1985; and Vice-President of Environmental Products, Inc. from 1994 to 1998 for locating and securing funding for environmentally friendly products, including owning and operating the Colorado Franchise for a patented swimming pool and spa ionization system in 1993.  Previously, he was an insurance salesman for Combined Insurance Company of America in 1972 for six months.  Prior to that, he was a flight crew member for United Air Lines, serving in that capacity from 1973 until his retirement in 2003.  Mr. Maier began his four (4) year enlistment in the United States Air Force in 1966 and worked primarily as an Administration Specialist in the Security Police Squadron.  During his three years at Edwards AFB, California, he was first selected and later promoted as the Squadron Chairman for the First-Termers’ Council and later promoted to the position of Edwards AFB Chairman of the First-Termers’ Council.  Syl was honorably discharged from the Air Force in 1970, at which time he went on to complete and receive his Bachelor of Science Degree in Education from Oklahoma State University.

Derek Stephens, Vice President of Operations and Director

Derek Stephens has served as Vice President of Operations and a Director of the Company since 2010.  Prior to that, since 2006, Mr. Stephens has worked in real estate industry for several companies, including Century 21, Keller Williams and Exit Realty.  Mr. Stephens is also a supervisor at the United States Postal Service, where has a member of the Sarbanes-Oxley audit team in 2010 and 2011.  Mr. Stephens served in the United States Army Reserve from 1989 to 2003 and received an honorable discharge from his service in 2003.  Previously, Mr. Stephens amassed a long career in sales and customer services, working for Pepsi Co (1997 to 1999), University of Northern Colorado (1995 to 1997), TeleTech (1994 to 1995) and Famous Foot Ware (1993 to 1994).  Mr. Stephens holds a Bachelor of Science degree in business administration from the University of Northern Colorado and a Master of Business Administration degree from Colorado Technical University.

Jason Bernal – Chief Financial Officer and Director

Jason Bernal is a chartered financial analyst that started his career heading third party audits and financials for public companies such as Duke Energy, Qwest, AT&T.  Mr. Bernal also conducted valuations, audits and due diligence for small cap companies between $10 million and $100 million whom were being purchased in a mergers and acquisitions.  Due diligence was presented to board of directors of purchasing company to complete, renegotiate or not complete the merger or acquisition.  He has also served as CEO for real estate investment firm specializing in multifamily units, including analyzing properties for cash flow, rehab and construction costs and then sale or hold of property. Mr. Bernal has been involved in over 2,000 real estate transactions and has a book being published about multifamily real estate. He served as CEO of a small franchised chain of coffee shops that has been purchased by another company.  He is also a member of Mensa International.

Daniel E. Muse Esq. , Secretary, Corporate Attorney and Director

Daniel E. Muse is an attorney with the law firm of Pendleton, Friedberg, Wilson & Hennessey, PC, where he has practiced since 2001.  Mr. Muse also practices in the areas of administrative and government law, commercial transactions, arbitration and mediation, urban redevelopment and civil litigation. Mr. Muse was the city Attorney for the City and County of Denver from September 1, 1991 until February 1, 2000. In that capacity, he was involved in an array of projects including the development and construction of Denver International Airport; the redevelopment of Lowry Air Force Base; the conversion of Stapleton Airport to the Stapleton Redevelopment Corporation and various urban redevelopment projects throughout the City of Denver. Mr. Muse was also substantially involved in bond financing at Denver International Airport, general obligation bond financing and certificate of participation financing. Additional experience included a successful defense of the City and County of Denver when the SEC opened an investigation of costs over run for the DIA opening. The investigation found no wrongdoing, 1991-2000. Mr. Muse was Assistant Attorney General for the State of Colorado, Counsel for the State of Colorado, responsible for enforcements to prosecute for stock violations of the Section 10 (b) (5) of the securities act and fraud provisions of the Colorado Securities Act. 1975-1979. from 1979 to 1984 he was a Public Utilities Commissioner for the State of Colorado practicing municipal and public utilities law. Prior to his tenure as Denver City Attorney, Mr. Muse was in the private practice of law, emphasizing corporate, partnership and small business law. In addition, Mr. Muse was a Bankruptcy Trustee for the United States Bankruptcy Court for the District of Colorado from 1972 to 1975.

Richard L. Gonzalez, Director

Richard L. Gonzales, became a member of the Denver Fire Department in 1972, and was Denver’s Fire Chief from September 1987 to April 2001. He is a native of Denver, and is the youngest of 14 children. Mr. Gonzalez received his A.A. in Fire Science from Red Rocks Community College, B.S. degree in Business Administration from Regis University (summa cum laude), and a masters degree in Public Administration from the University of Colorado at Denver.  Mr. Gonzalez has received certificates from the Senior Executive in State and Local Government and Senior Executive Negotiation programs from Harvard University, and has attended the Rocky Mountain Leadership Program. He has been an instructor at Red Rocks Community College and the University of Colorado at Denver. He has provided keynote speeches, workshop presentations, and motivational lectures in conjunction with organizational theory and organizational change throughout the United States and Canada.  Mr. Gonzalez formerly worked at Mile High United Way May 2001 – January 2007 as the Vice President of Campaign and led the New Markets and Initiatives program and was Vice President of Community Relations.  His responsibilities included meeting with neighborhood associations, chambers of commerce, city councils, educating communities about the programs and services that Mile High United Way provides. Colorado Governor Ritter appointed Mr. Gonzalez as Executive Director of the Department of Personnel & Administration in 2006 and he was confirmed by the State Senate January 2007.  In this position Mr. Gonzalez serves as the State’s business center director and Personnel Director, setting statewide policies and rules for the State Classified Personnel System.  Under Mr. Gonzalez’s leadership the department focuses of providing the departments and agencies we serve with the highest quality service possible, constantly working to fulfill our motto “Good Government Starts Here.”

Lucius A. Ashby, Director

Lucius A. Ashby is associated with Jackson Ashby Goldstine, PC. (a Certified Public Accounting firm in Denver, Colorado emphasizing accounting services to family-owned businesses).  Additionally, Mr. Ashby was a co-founder of DECIS, a Washington, DC-based software firm that developed an innovative internet platform.  He is licensed Certified Public Accountant in the State of Colorado. Earlier in his career, Mr. Ashby served in the U.S. Army for three years and was Honorably Discharged.  He has a Bachelor of Science in Business - Major: Accounting from the University of Colorado at Denver, graduating in 1969.  Additionally, he is a 1985 graduate of the Harvard University-Owner/President Small Management Program (OPM 10 – 1985). After graduating from University of Colorado, Mr. Ashby joined Arthur Andersen & Co. and served as a Senior Accountant.  In 1973, he founded Ashby, Armstrong and Johnson, Inc., serving as Chairman of the Board and CEO.  The firm was a certified public accounting and management consulting Firm.  This firm grew to become the eleventh largest CPA firm in the State of Colorado.  Mr. Ashby then joined a group that started a software development company (internet platform), consulting in Southern Africa and formed a company that imported products to South Africa, Zimbabwe and Angola.  During this period of time, Mr. Ashby was also a consultant providing consulting services in the areas of management and financial planning to small businesses and government entities.  In 2003, Mr. Ashby joined Jackson Ashby Goldstine, PC, a Certified Public Accounting firm.  He is currently a partner/owner with this firm.  Ashby has been active in numerous professional and civic community organizations. He is currently a member of the Denver Rotary; a board member and treasurer of the Denver Rotary Foundation; and a trustee with the Colorado Golf Association.  He is also, currently an active member of Colorado Christian Fellowship church and past Chairman of their Deacon Board.  Mr. Ashby has served as chairman of the board for a Small Business Investment Company and President of the Colorado State Board of Accountancy.

The number of directors to compose the Company’s Board of Directors shall be no less than one director and no greater than ten directors.  Directors do not receive any compensation for their service.  Directors may be shareholders of the Company.

The directors will serve until the annual meeting of the shareholders and until their respective successors have been elected and qualified or until death, resignation, removal or disqualification.

The Company’s by-laws provide that the number of directors to serve on the Board of Directors may be established, from time to time, by action of the Board of Directors. Vacancies in the existing Board are filled by a majority vote of the remaining directors on the Board. The Company’s executive officers are appointed by and serve at the discretion of the Board.

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. Only three (3) of the directors may be deemed independent. In the event that the Company applies for listing of its securities on an exchange in which an independent directorship is required, it will seek to have such directors elected or appointed.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees.  However, on January 18, 2010, the Board appointed Michael L. Haynes and Sylvester C. Maier, Jr. to act in the name of the Company in all matters pertaining to hypothecation, investments, trading and/or investment programs, loans, participation, co-ventures or other financial developments and business banking transactions:

The Company anticipates that the annual meeting of shareholders will be held in April.  The Company will notify its shareholders that they may present proposals for inclusion in the Company’s proxy statement to be mailed in connection with any such annual meeting; such proposals must be timely received by the Company prior to the meeting.  No other specific policy has been adopted in regard to the inclusion of shareholder nominations to the Board of Directors.

Legal Proceedings

Investigation by the Colorado Division of Securities of the earlier solicitation of Colorado investors for an investment in a related company

In August 2009, the Colorado Division of Securities, a division of the Department of Regulatory Agencies of the State of Colorado, issued a letter to I AM Smart Technologies, LLC (“IAMS LLC”), a company in which the Michal L. Haynes, chief executive officer of the Company, was the chief executive officer, concerning purported solicitations of investors to make investments in IAMS LLC.  The letter informed IAMS LLC that, among other things, it is unlawful pursuant to applicable state law to offer or sell a security in Colorado without first registering the same with the securities commission or being exempt from such requirement.  The letter further instructed the IAMS LLC and principals to cease any and all offers or sales of unregistered, non-exempt securities in violation of Colorado law.  No further communication has been received from the Colorado Division of Securities or any other federal or state regulatory authority or agency concerning the offers or sales of securities by IAMS LLC.  Further, to the Company’s knowledge, no formal investigation is ongoing by the Colorado Division of Securities regarding the Company.

EXECUTIVE COMPENSATION

Remuneration of Officers:
Summary Compensation Table

				Aggregate				All	Annual
		Annual	Annual	Accrued			Comp-	Other	Comp-
		Payments	Payments	Salary Since		Stock and	-ensation	Comp-	ensation
Name/Position	Year	Salary	Made	Inception	Bonus	Options	Plans	ensation	Total

Michel L. Haynes	2010	$28,116
	2009	$9,000
	2008	$13,578

No other salaries have been paid to officers.  There is no accrued compensation that is due to any member of the Company’s management.  No executive officer has received cash compensation in excess of $100,000 in the Company's fiscal year which ended as of December 31, 2010.  Upon successful completion of this offering, however, certain management personnel will receive such compensation as is discussed below in “Anticipated Officer and Director Remuneration”.

Mr. Michael L. Haynes, CEO, shall receive a salary of $144,000 per year.

Mr. Sylvester C. Maier, Jr., COO, shall receive a salary of $40,000 per year.

Mr. Jason Bernal, CFO, shall receive a salary of $120,000 per year.

Mr. Daniel E. Muse, Esq., Secretary and Corporate Attorney, shall receives a salary of $120,000 per year.

The Board of Directors may allocate salaries and benefits to the officers for fiscal year 2011 and thereafter in its sole discretion.  No such person is subject to a compensation plan or arrangement that results from his or her resignation, retirement, or any other termination of employment with the Company or from a change in control of the Company or a change in his or her responsibilities following a change in control.  The members of the board of directors may, if the board of directors so decides, receive a fixed fee and reimbursement of expenses, for attendance at each regular or special meeting of the board of directors, although no such program has been adopted to date.  The Company currently has no retirement, pension, or profit-sharing plan covering its officers and directors; however, the Company plans to implement certain such benefits after sufficient funds are raised in this offering (see “Anticipated Officer and Director Remuneration” below.)

Anticipated Officer and Director Remuneration

Other than as set forth above, the Company has not paid any compensation to any officer or director. Although no binding or formal employment agreement or contract exists, other than as discussed above, the Company intends to pay annual salaries to all its officers and will pay an annual stipend to its directors when, and if, it becomes a public company.  At such time, the Company anticipates offering cash and non-cash compensation to officers and directors.

Although not presently offered, the Company anticipates that its officers and directors will be provided with a group health, vision and dental insurance program at subsidizes rates, or at the sole expense of the Company, as may be determined on a case-by-case basis by the Company in its sole discretion.  In addition, the Company plans to offer 401(k) matching funds as a retirement benefit, paid vacation days and paid holidays.

Employment Agreements

The Company has not entered into any employment agreements with the officers and key personnel.  Other than as set forth hereinabove, the Company has no oral agreements or understandings with any officer or employee regarding base salary or other compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

			Percent of
		Number of Shares of	Class Before	Percent
		Common Stock	Offering (1)	of Class
		Number of Shares of	Class Before	After
Name	Position	Common Stock	Offering (1)Offering(2)	Offering

Michael L. Haynes	Chairman, CEO	7,000,000	74%	47%
Sylvester C. Maier, Jr.	COO and Director	177,228	2%	1%
Jason Bernal (3)	CFO and Director	137,759	1%	1%
Derek Stephens	VP and Director	39,528	*	*
Daniel E. Muse, Esq.	Secretary, Director	100,000	1%	*
Lucius A. Ashby	Director	158,574	2%	1%
James Cassidy (4)	5% shareholder	950,000	10%	*

Total owned by officers, directors and 5% shareholders		8,563,089	90%	51%

* Less than 1%

(1) Based upon 9,501,106 shares outstanding as of the date of this offering.
(2) Assumes sale of all 4,000,000 Shares offered, and 13,501,106 shares outstanding following the offering.
(3) Includes 37,759 shares held by Cherry Creek Real Estate Inc.  Jason Bernal is deemed to be the beneficial owner of such shares as he is the current president of Cherry Creek Real Estate Inc.
(4) James Cassidy, current Chief Executive Officer of Tiber Creek Corporation, is the beneficial owner of the securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A partner in the law firm which acts as counsel to the Company is the sole owner and director of Tiber Creek Corporation which owns 950,000 shares of the Company's common stock.

Certain shareholders and holders of the promissory notes are personally related to Michael L. Haynes, the chairman and chief executive officer of the Company.  Each of the following is personally related to Michael L. Haynes:  Alegra Haynes, Anna Jo Haynes, LeAnn Haynes, Leroy W. Haynes, Mary L. Haynes, Chris and Jake Haynes, and the Haynes Family.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 2,000,000 shares of common stock held by such shareholders.  The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares.  The selling shareholders will offer their shares for sale at an offering price of $3.00 per share until such time as the Company's common stock is listed on a national securities exchange after which time such selling shareholders may sell their shares at prevailing market or privately negotiated prices.

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

	Shares Owned Before Offering (1)		Offered Herein	Shares Owned After Offering (2)
Name	Number	Percentage	Number	Number	Percentage

Michael L. Haynes Chairman, CEO	7,000,000	74%	697,800	6,302,200	47%

Sylvester C. Maier, Jr. COO and Director	177,228	2%	17,723	159,505	1%

Jason Bernal (3) CFO and Director	137,759	1%	13,776	123,983	1%

Derek Stephens VP and Director	39,528	*	3,953	35,575	*

Daniel E. Muse, Esq. Secretary, Director	100,000	1%	10,000	90,000	*

Lucius A. Ashby Director	158,574	2%	15,857	142,717	1%

Kathy and Leo Alriez	4,286	*	643	3,643	*

Leo Alirez	2,285	*	343	1,942	*

Greg Anderson	1,144	*	172	972	*

Arthor Blessett	30,000	*	30,000	0	*

Earl Brinkmyer	857	*	129	728	*

Phil Davis	875	*	131	744	*

Sherelle De La Vega	40,000	*	6,000	34,000	*

Mike Fraizer	1,144	*	172	972	*

Marsha Franklynn	5,716	*	857	4,859	*

Vincent Gaffney	2,000	*	300	1,700	*

Rich Gonzalez	857	*	129	728	*

Global Business Associates	33,140	*	4,971	28,169	*

Ken Hall	1,429	*	214	1,215	*

Sherry Hamilton	7,143	*	1,071	6,072	*

King Harris	5,000	*	750	4,250	*

Alegra Haynes	10,000	*	1,500	8,500	*

Anna Jo Haynes	326,254	4%	163,127	163,127	2%

Chris and Jake Haynes	60,000	*	9,000	51,000	*

LeAnn Haynes	10,000	*	1,500	8,500	*

LeRoy W. Haynes	30,000	*	15,000	15,000	*

Mary L. Haynes	30,000	*	4,500	25,500	*

Elmer C. Jackson	8,574	*	1,286	7,288	*

Earnest Jones	8,574	*	1,286	7,288	*

David Kerr	286	*	43	243	*

Ron Kitfield	11,999	*	1,800	10,199	*

Tim Kline	429	*	64	365	*

Al Love	571	*	86	485	*

Raul Luna	1,000	*	150	850	*

Sylvester Maier, Sr.	28,571	*	4,286	24,285	*

Dr. Will Miles	38,000	*	5,357	32,643	*

Marvin Mitchel	80,000	*	12,000	68,000	*

Joe Nassar	4,286	*	643	3,643	*

Dr. Malcolm Newton	2,000	*	300	1,700	*

Ronald Niemeyer	5,714	*	857	4,857	*

Lovon Ochs	4,286	*	643	3,643	*

Ralph Pruitt	17,142	*	2,571	14,571	*

Michael Shepard	1,429	*	214	1,215	*

Matt Simola	1,902	*	285	1,617	*

Deborah Smith	2,858	*	429	2,429	*

Jimmy/ Caroline Stephens	1,143	*	171	972	*

Charlotte Stephens	143	*	21	122	*

Casper Stockham	12,857	*	1,929	10,928	*

Cheryl Stockham	4,286	*	643	3,643	*

Dino Stylianopoios	3,429	*	514	2,915	*

Erik Tade	80,000	*	12,000	68,000	*

Tiber Creek Corporation	950,000	10%	950,000	0	*

Lashanda Weston	1,429	*	214	1,215	*

Babette D Williams	11,408	*	1,711	9,697	*

* Less than 1%

(1) Based upon 9,501,106 shares outstanding as of the date of this offering.
(2) Assumes sale of 4,000,000 Shares offered by the Company resulting in 13,501,106 shares outstanding following the offering.
(3) Includes 37,759 shares held by Cherry Creek Real Estate Inc.  Jason Bernal is deemed to be the beneficial owner of such shares as he is the current president of Cherry Creek Real Estate Inc.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 9,501,106 shares of common stock outstanding of which 8,563,089 shares are beneficially owned by officers, directors and greater than five percent (5%) shareholders in the Company.  There will be 13,501,106 shares outstanding if the maximum number of Shares offered herein is sold.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act.  In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months.  While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company.  In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.

LEGAL MATTERS

Cassidy & Associates, Beverly Hills, California, has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Company.  A member of the law firm of Cassidy & Associates is an officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the 950,000 shares of common stock of the Company owned by Tiber Creek Corporation.

EXPERTS

Anton & Chia, LLP, an independent PCAOB registered public accounting firm, has audited I AM Smart Technology, Inc.’s (a development stage company) balance sheets as of December 31, 2010, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the periods then ended and the period from June 30, 2008 (inception) through December 31, 2008.  The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report dated May 9, 2011, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation include an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Articles of Incorporation do not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS

December 31, 2010 and 2009

38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders’ of
I Am Smart Technology, Inc.:

We have audited the accompanying balance sheets of I Am Smart Technology, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2010 and December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I Am Smart Technology, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010 and December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a loss from operations and an accumulated deficit of $2,562,734 from inception to December 31, 2010. As discussed in Note 8 to the financial statements, a significant amount of additional capital will be necessary to advance operations to the point at which the Company is profitable. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach, California
May 9, 2011

1

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS
CURRENT ASSETS
Cash	$–	$1,726
Total current assets	–	1,726

Total assets	$–	$1,726

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable & accrued expenses	$30,269	$19,199
Notes payable - related parties	414,598	414,598
Other notes payable	105,800	105,800
Total current liabilities	550,667	539,597

STOCKHOLDERS’ DEFICIT
Preferred stock, $0 Par value, 30,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2010 and 2009	–	–
Common stock, $0 Par value, 100,000,000 shares authorized, 4,865,370 and 3,736,654 shares issued and outstanding as of December 31, 2010 and 2009, respectively	–	–
Additional paid in capital	2,012,067	–
Deficit accumulated during the development stage	(2,562,734)	(537,871)
Total stockholders’ deficit	(550,667)	(537,871)

Total liabilities and stockholders’ deficit	$–	$1,726

Page 2	The accompanying notes are an integral part of these statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Year Ended December 31,	Year Ended December 31,	June 20, 2008 (Inception) to December 31,
	2010	2009	2010
REVENUE	$1,333	$–	$1,333

COST OF REVENUES	−		2,035

GROSS PROFIT (LOSS)	1,333	−	(702)

OPERATING EXPENSES

Selling, general and administrative	2,016,526	19,894	2,060,203
Total operating expenses	2,016,526	19,894	2,060,203

LOSS FROM OPERATIONS	(2,015,193)	(19,894)	(2,060,905)

OTHER EXPENSE	(9,670)	(9,670)	(501,829)

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,024,863)	(29,564)	(2,562,734)

PROVISION FOR INCOME TAXES	−	−	−

NET LOSS	$(2,024,863)	$(29,564)	$(2,562,734)

Basic and diluted net loss per share attributable to common stockholders	$(0.47)	$(0.01)
Weighted average number of common shares outstanding	4,273,840	3,801,748

Page 3	The accompanying notes are an integral part of these statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

						Deficit
						Accumulated
					Additional	During
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
BALANCE – June 20, 2008 (inception)	–	$–		$–	$–	$–	$–
Issuance of common stock	–		3,639,426	–
Net loss	–	–	–	–	–	(508,307)	(508,307)
BALANCE – December 31, 2008	–	–	3,639,426	–	–	(508,307)	(508,307)
Issuance of common stock	–	–	97,228	–	–	–	–
Net loss	–	–	–	–	–	(29,564)	(29,564)
BALANCE – December 31, 2009	–	–	3,736,654	–	–	(537,871)	(537,871)
Issuance of common stock	–	–	1,128,716	–	2,012,067		2,012,067
Net loss	–	–	–	–	–	(2,024,863)	(2,024,863)
BALANCE – December 31, 2010	–	$–	4,865,370	$–	$2,012,067	$(2,562,734)	$(550,667)

Page 4	The accompanying notes are an integral part of these statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Year Ended December 31,	Year Ended December 31,	June 20, 2008 (Inception) to December 31,
	2010	2009	2010
OPERATING ACTIVITIES:
Net loss	$(2,024,863)	$(29,564)	$(2,562,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,929,010		1,929,010
Loss from write down of other assets			478,754
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	11,070	15,464	30,269
Cash used in operating activities	(84,783)	(14,100)	(124,701)

FINANCING ACTIVITIES:
Proceeds from issuance of notes payable – related parties	–	3,394	8,344
Proceeds from issuance of other notes payable	–	300	33,300
Proceeds from the sale of common stock	83,057	–	83,057
Cash provided by financing activities	83,057	3,694	124,701

NET DECREASE IN CASH	(1,726)	(10,406)	–

CASH BALANCE – beginning of period	1,726	12,132	–

CASH BALANCE – end of period	$–	$1,726	$–

Page 5	The accompanying notes are an integral part of these statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

1.	ORGANIZATION

I Am Smart Technology, Inc. (the “Company”) was incorporated in the state of Colorado on June 20, 2008. Certain assets and liabilities from I am Smart, Technologies, Inc were transferred into the Company. I Am Smart Technology, Inc. and I am Smart Technologies, Inc. are related parties as defined by generally accepted accounting principles. As a result, the following assets and liabilities transferred were recorded at cost : Other assets $478,754, notes payable – related parties $406,254 and other notes payable $72,500. Other assets were subsequently written off and are included in other expenses in the statements of operations the period from June 20, 2008 (Inception) through December 31, 2008.

The Company is an innovative nation-wire research and development, manufacturing and distribution company. The Company’s goal is to develop smart “Green” and other beneficial technologies.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under GAAP and has not generated significant revenues from its principal operations.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage as defined in GAAP. The Company has not generated significant revenues from its principal operations, and there is no assurance of future revenues. As of December 31, 2010 and 2009, the Company had an accumulated deficit of $2,562,734 and $537,871, respectively.

The Company’s activities will necessitate significant uses of working capital beyond 2010. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s continued research and development efforts and the status of competitive products. The Company plans to continue financing its operations with cash received from financing activities.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Management believes that the Company’s current capital resources, together with the net proceeds from existing and expected capital raises in 2011 (see Note 8), will be sufficient to meet its operating needs through the end of 2011 and beyond.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or if additional capital is needed, that such funds if available, will be obtainable on terms satisfactory to the Company.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in the Company’s financial statements relate to the estimate of loss contingencies and accrued expenses.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, accounts payable, accrued expenses, and other notes payable. The estimated fair value of these instruments approximates their carrying amounts due to the short maturity of these instruments.

Management believes it is not practical to estimate the fair value of notes payable to related parties because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly-liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 2010 and 2009.

Revenue Recognition

The Company is in the development stage and has yet to realize significant revenues from operations.  The Company will recognize revenue in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 605, “Revenue Recognition”.  In all cases, revenue is recognized when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

During 2010, the Company sold various products to customers and recognized $1,333 in relation to these sales. No other sales transactions were recorded since the Company’s inception.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology related to the Company’s products. Research and development costs are expensed as they are incurred.

Income Taxes

Under ASC 740, “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per Common Share

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As of December 31, 2010, and 2009, there are no outstanding dilutive securities.

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB change periodically. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

3.	DEBT

Notes Payable to Related Parties

Notes payable to related parties totaled $414,598 as of December 31, 2010 and 2009, and consist of five unsecured notes due to family members’ and that bear interest at zero percent as of December 31, 2010, and 2009.  These loans are classified as current liabilities since these loans are due on demand.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Other Notes Payable

Other notes payable consist of nine separate loans to the Company ranging from $300 to $5,000. These loans totaled $33,300 as of December 31, 2010 and 2009. These notes are unsecured, due on demand and bear interest at 18% per annum with interest accruing on an annual basis. Unpaid interest amounted to $7,495 for the years ended December 31, 2010 and December 31, 2009.

Other notes payable also consist of eight other separate loans from colleges of the CEO to the Company ranging from $1,000 to $30,000. These loans totaled $72,500 as of December 31, 2010 and 2009. These notes are unsecured, due on demand and bear interest at 3% per annum with interest accruing on an annual basis. Unpaid interest amounted to $2,175 for the years ended December 31, 2010 and December 31, 2009.

4.	STOCKHOLDERS’ DEFICIT TRANSACTIONS

Common Stock

On June 1, 2010, the Company issued 952 shares of common stock for $3,333.

On June 10, 2010, the Company issued 1,902 shares of common stock for $6,667.

On June 25, 2010, the Company issued 1,000,000 shares of common stock in exchange for services performed for the Company by the CEO of the Company and a law firm for a total value of $1,753,182.

On July 2, 2010, the Company issued 1,429 shares of common stock for $5,000.

On July 12, 2010, the Company issued 5,714 shares of common stock for $10,000.

On August 24, 2010, the Company issued 7,143 shares of common stock for $15,000.

On October 1, 2010, the Company issued 286 shares of common stock for $1,000.

On October 6, 2010, the Company issued 1,143 shares of commons stock for $4,000.

On October 21, 2010, the Company issued 28,571 shares of common stock in exchange for services performed for the Company by a law firm for a total value of $50,090.

On November 4, 2010, the Company issued 143 shares of common stock for $500.

On November 6, 2010, the Company issued 571 shares of common stock for $2,000.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

4.	STOCKHOLDERS’ DEFICIT TRANSACTIONS (continued)

On November 23, 2010, the Company issued 1,144 shares of common stock in exchange for services performed for the Company by an individual for a total value of $2,006.

On November 23, 2010, the Company issued 2,000 shares of common stock in exchange for services performed for the Company by an individual for a total value of $3,506.

On November 24, 2010, the Company issued 8,571 shares of common stock for $34,557.

On November 26, 2010, the Company issued 571 shares of common stock for $1,000.

On November 26, 2010, the Company issued 11,428 shares of common stock in exchange for services performed for the Company by an individual for a total value of $20,035.

On December 6, 2010, the Company issued 17,148 shares of common stock in exchange for services performed for the Company by two individuals for a total value of $30,064.

On December 10, 2010, the Company issued 40,000 shares of common stock in exchange for services performed by an individual for a total value of $70,127.

5.	INCOME TAXES

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that, some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. The Company had deferred tax assets of approximately $250,000 and $215,000 at December 31, 2010 and 2009, respectively, consisting principally of net operating loss carry forwards. The Company has provided a full valuation allowance against the deferred tax asset due to the uncertainty surrounding the realizability of this asset.

As of December 31, 2010 and 2009, the Company had federal net operating loss carry forwards of approximately $630,0000 and 537,000, respectively, which have various expiration dates to 2029.

On January 1, 2009, the Company adopted Accounting for Uncertain Income Taxes under the provisions of ASC 740. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not recognize any additional liability for unrecognized tax benefits as a result of the adoption of ASC 740.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

As a result of the implementation of certain provisions of ASC 740 the Company determined that there were no positions taken that it considered uncertain. Therefore, there was no provision for uncertain tax positions for the years ended December 31, 2010 and 2009.  Future changes in uncertain tax positions are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance.

The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its statements of operations. The Company has incurred no interest or penalties as of December 31, 2010 and 2009.

The following table summarizes the open tax years for each major jurisdiction:

Jurisdiction	Open Tax Years

Federal	2008 – 2010

State	2008 – 2010

6.	COMMITMENTS AND CONTINGENCIES

Litigation

During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

7.	RELATED PARTY TRANSACTIONS

The Company is renting office space on a month-to-month basis from a related party. The Company pays approximately $500 per month for this office space.

8.	GOING CONCERN

The Company has sustained operating losses totaling $2,562,734 since inception of the Company on June 20, 2008, through December 31, 2010. Additionally, the Company has a stockholders’ deficit of $550,667 at December 31, 2010. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations or obtain additional financing from its stockholders and/or other third parties.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

In 2011, the Company intends to obtain additional capital to build the infrastructure necessary to support the growth plans of the Company, and to sustain current operations. See Note 9, Subsequent Events for additional information regarding management’s plans.

9.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through May 9, 2011, which is the day the financial statements were available for issuance.

On January 25, 2011, the Company issued 33,140 shares of common stock in exchange for services performed for the Company for a total value of $58,100.

On January 31, 2011, the Company issued 9,468 shares of common stock in exchange for services performed for the Company for a total value of $16,600.

On February 28, 2011, the Company issued 8,898 shares of common stock in exchange for services performed for the Company for a total value of $15,600.

On March 30, 2011, the Company issued 11,408 shares of common stock in exchange for services performed for the Company for a total value of $20,000.

On March 31, 2011, the Company issued 9,126 shares of common stock in exchange for services performed for the Company for a total value of $16,000.

On April 30, 2011, the Company issued 10,267 shares of common stock in exchange for services performed for the Company for a total value of $18,000.

On May 1, 2011, the Company issued 4,182,000 shares of common stock to Company Directors, and other individuals in exchange for services performed for the Company for a total value of $7,332,175

In May 2011, the Company intends on completing an initial public offering for its shares of common stock by completing an S1 filing.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS

December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders’ of
I Am Smart Technology, Inc.:

We have audited the accompanying balance sheets of I Am Smart Technology, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended December 31, 2009 and the period from June 20, 2008 (Inception) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I Am Smart Technology, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended December 31, 2009 and the period from June 20, 2008 (Inception) through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a loss from operations and an accumulated deficit of $537,871 from inception to December 31, 2009. As discussed in Note 8 to the financial statements, a significant amount of additional capital will be necessary to advance operations to the point at which the Company is profitable. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach, California
May 9, 2011

1

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS

CURRENT ASSETS
Cash	$1,726	$12,132
Total current assets	1,726	12,132
Total assets	$1,726	$12,132

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable & accrued expenses	$19,199	$3,735
Notes payable - related parties	414,598	411,204
Other notes payable	105,800	105,500
Total current liabilities	539,597	520,439

STOCKHOLDERS’ DEFICIT
Preferred stock, $0 Par value, 30,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2009 and 2008	–	–
Common stock, $0 Par value, 100,000,000 shares authorized, 3,736,654 and 3,639,426 shares issued and outstanding as of December 31, 2009 and 2008, respectively	–	–
Additional paid in capital	–	–
Deficit accumulated during the development stage	(537,871)	(508,307)
Total stockholders’ deficit	(537,871)	(508,307)
Total liabilities and stockholders’ deficit	$1,726	$12,132

Page 2	The accompanying notes are an integral part of these statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009 AND FOR THE PERIOD
JUNE 20, 2008 (INCEPTION) THROUGH DECEMBER 31, 2008

	Year Ended December 31, 2009	June 20, 2008 (Inception) to December 31, 2008	June 20, 2008 (Inception) to December 31, 2009
REVENUE	$–	$–	$–

COST OF REVENUES	–	2,035	2,035

GROSS PROFIT (LOSS)	–	–	(2,035)

OPERATING EXPENSES

Selling, general and administrative	19,894	23,783	43,677
Total operating expenses	19,894	23,783	43,677
LOSS FROM OPERATIONS	(19,894)	(25,818)	(45,712)

OTHER EXPENSE	(9,670)	(482,489)	(492,159)

LOSS BEFORE PROVISION FOR INCOME TAXES	(29,564)	(508,307)	(537,871)

PROVISION FOR INCOME TAXES	–	–	–

NET LOSS	$(29,564)	$(508,307)	$(537,871)
Basic and diluted net loss per share attributable to common stockholders	$(0.01)	$(0.15)
Weighted average number of common shares outstanding	3,801,748	3,314,041

Page 3	The accompanying notes are an integral part of these statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2009 AND FOR THE PERIOD
JUNE 20, 2008 (INCEPTION) THROUGH DECEMBER 31, 2008

		Preferred Stock		Common Stock		Additional Paid-in	Deficit Accumulated During Development
	Equity	Shares	Amount	Shares	Amount	Capital	Stage	Total
BALANCE – June 20, 2008 (inception)	$–	–	$–	–	$–	$–	$–	$–
Issuance of common stock				3,639,426	–	–	–	–
Net Loss		–	–	–	–	–	(508,307)	(508,307)
BALANCE – December 31, 2008	–	–	–	3,639,426	–	–	(508,307)	(508,307)
Issuance of common stock				97,228	–	–	–	–
Net loss	–	–	–	–	–	–	(29,564)	(29,564)
BALANCE – December 31, 2009	$–	–	$–	3,736,654	$–	$–	$(537,871)	$(537,871)

Page 4	The accompanying notes are an integral part of these statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2009 AND FOR THE PERIOD
JUNE 20, 2008 (INCEPTION) THROUGH DECEMBER 31, 2008

	Year Ended December 31,	June 20, 2008 (Inception) to December 31,	August 1, 2008 (Inception) to December 31,
	2009	2008	2009
OPERATING ACTIVITIES:
Net loss	$(29,564)	$(508,307)	$(537,871)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from write down of other assets		478,754	478,754
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	15,464	3,735	19,199
Cash used in operating activities	(14,100)	(25,818)	(39,918)

FINANCING ACTIVITIES:
Proceeds from issuance of notes payable – related parties	3,394	4,950	8,344
Proceeds from issuance of other notes payable	300	33,000	33,300
Cash provided by financing activities	3,694	37,950	41,644
NET (DECREASE) INCREASE IN CASH	(10,406)	12,132	1,726
CASH BALANCE – beginning of period	12,132	–	–
CASH BALANCE – end of period	$1,726	$12,132	$1,726

Page 5	The accompanying notes are an integral part of these statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

1.	ORGANIZATION

I Am Smart Technology, Inc. (the “Company”) was incorporated in the state of Colorado on June 20, 2008. Certain assets and liabilities from I am Smart, Technologies, Inc were transferred into the Company. I Am Smart Technology, Inc. and I am Smart Technologies, Inc. are related parties as defined by generally accepted accounting principles. As a result, the following assets and liabilities transferred were recorded at cost: Other assets $478,754, notes payable – related parties $406,254 and other notes payable $72,500. Other assets were subsequently written off and are included in other expenses in the statements of operations for the period from June 20, 2008 (Inception) through December 31, 2008.

The Company is an innovative nation-wire research and development, manufacturing and distribution company. The Company’s goal is to develop smart “Green” and other beneficial technologies.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under GAAP and has not generated significant revenues from its principal operations.

In July 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105-10, formerly Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, which became the single source of authoritative GAAP recognized by the FASB.  ASC 105-10 does not change current U.S. GAAP, but on the effective date, the FASB ASC superseded all then existing non-SEC accounting and reporting standards.  The ASC is effective for interim and annual reporting periods ending after September 15, 2009.  The Company adopted ASC 105-10 during the year ended December 31, 2009 and revised its referencing of GAAP accounting standards in these financial statements to reflect the new standards.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage as defined in GAAP. The Company has not generated significant revenues from its principal operations, and there is no assurance of future revenues. As of December 31, 2009 and 2008, the Company had an accumulated deficit of $537,871 and $508,307, respectively.

The Company’s activities will necessitate significant uses of working capital beyond 2009. Additionally, the Company’s capital requirements will depend on many factors, including the success of the Company’s continued research and development efforts and the status of competitive products. The Company plans to continue financing its operations with cash received from financing activities.

Management believes that the Company’s current capital resources, together with the net proceeds from existing and expected capital raises in 2010 (see Note 8), will be sufficient to meet its operating needs through the end of 2010 and beyond.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or if additional capital is needed, that such funds if available, will be obtainable on terms satisfactory to the Company.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions included in the Company’s financial statements relate to the estimate of loss contingencies and accrued expenses.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company’s financial instruments include cash, accounts payable, accrued expenses, and other notes payable. The estimated fair value of these instruments approximates their carrying amounts due to the short maturity of these instruments.

Management believes it is not practical to estimate the fair value of notes payable to related parties because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 2009 and 2008.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations.  The Company will recognize revenue in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 605, “Revenue Recognition”.  In all cases, revenue is recognized when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology related to the Company’s products. Research and development costs are expensed as they are incurred.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Under ASC 740, “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Loss per Common Share

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. As of December 31, 2009, and 2008, there are no outstanding dilutive securities.

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB change periodically. Changes in such standards may have an impact on the Company’s future financial statements. The following are a summary of recent accounting developments.

In May 2009, the FASB issued additional guidance related to ASC 855, Subsequent Events. ASC 855 establishes that management must evaluate, as of each reporting period, events or transactions that occur for potential recognition or disclosure in the financial statements and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date through the date that the financial statements are issued or available to be issued. It also requires the disclosure of the date through which an entity has evaluated subsequent events. The Company adopted ASC 855 during the year ended December 31, 2009. The required disclosures are included in Note 10, "Subsequent Events".

In April 2009, the FASB issued additional guidance related to ASC 820, Fair Value Measurements and Disclosures.  ASC 820 provisions define fair value, establish a framework for measuring fair value and expand disclosure requirements. The new guidance emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. The guidance provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. The guidance also requires increased disclosures. The Company adopted the new guidance for the year ended December 31, 2009 with no resulting impact on the Company’s financial statements.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

3.	DEBT

Notes Payable to Related Parties

Notes payable to related parties totaled $414,598 and $411,204 as of December 31, 2009 and 2008, respectively, and consist of five unsecured notes due to family members’ and that bear interest at zero percent as of December 31, 2009, and 2008.  These loans are classified as current liabilities since these loans are due on demand.

Other Notes Payable

Other notes payable consist of nine separate loans to the Company ranging from $300 to $5,000. These loans totaled $33,300 and $33,000 as of December 31, 2009 and 2008, respectively. These notes are unsecured, due on demand and bear interest at 18% per annum with interest accruing on an annual basis. Unpaid interest amounted to $7,495 and $2,467 for the year ended December 31, 2009 and for the period from June 20, 2008 (Inception) through December 31, 2008, respectively.

Other notes payable also consist of eight other separate loans from colleges of the CEO to the Company ranging from $1,000 to $30,000. These loans totaled $72,500 as of December 31, 2009 and 2008. These notes are unsecured, due on demand and bear interest at 3% per annum with interest accruing on an annual basis. Unpaid interest amounted to $2,175 and $1,268 for the year ended December 31, 2009 and for the period from June 20, 2008 (Inception) through December 31, 2008, respectively.

4.	STOCKHOLDERS’ DEFICIT TRANSACTIONS

Common Stock

During the months of August 2008 through November 2008, the Company issued 3,639,426 shares of common stock for $0

In May 2009, the Company issued 97,228 shares of common stock for $0.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

5.	INCOME TAXES

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that, some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. The Company had deferred tax assets of approximately $215,000 and $203,000 at December 31, 2009 and 2008, respectively, consisting principally of net operating loss carry forwards. The Company has provided a full valuation allowance against the deferred tax asset due to the uncertainty surrounding the realizability of this asset.

As of December 31, 2009 and 2008, the Company had federal net operating loss carry forwards of approximately 537,000 and $508,000, respectively, which have various expiration dates to 2029.

On January 1, 2009, the Company adopted Accounting for Uncertain Income Taxes under the provisions of ASC 740. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not recognize any additional liability for unrecognized tax benefits as a result of the adoption of ASC 740.

As a result of the implementation of certain provisions of ASC 740 the Company determined that there were no positions taken that it considered uncertain. Therefore, there was no provision for uncertain tax positions for the years ended December 31, 2009 and 2008.  Future changes in uncertain tax positions are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance.

The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its statements of operations. The Company has incurred no interest or penalties as of December 31, 2009 and 2008.

The following table summarizes the open tax years for each major jurisdiction:

Jurisdiction	Open Tax Years

Federal	2008 – 2009

State	2008 – 2009

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

6.	COMMITMENTS AND CONTINGENCIES

Litigation

During the ordinary course of the Company’s business, it is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

7.	RELATED PARTY TRANSACTIONS

The Company is renting office space on a month-to-month basis from a related party. The Company pays approximately $300 per month for this office space.

8.	GOING CONCERN

The Company has sustained operating losses since inception of the Company on June 20, 2008, through December 31, 2009. Additionally, the Company has a stockholders’ deficit of $537,081 at December 31, 2009. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations or obtain additional financing from its stockholders and/or other third parties.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

In 2010 and 2011, the Company plans to obtain additional capital to build the infrastructure necessary to support the growth plans of the Company, and to sustain current operations. See Note 9, Subsequent Events for additional information regarding management’s plans.

9.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through May 9, 2011, which is the day the financial statements were available for issuance.

In May 2009, the Company issued 97,228 shares of common stock for $0.

On June 1, 2010, the Company issued 952 shares of common stock for $3,333.

On June 10, 2010, the Company issued 1,902 shares of common stock for $6,667.

I AM SMART TECHNOLOGY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

On June 25, 2010, the Company issued 1,000,000 shares of common stock in exchange for services performed for the Company by the CEO of the Company and a law firm for a total value of $1,753,182.

On July 2, 2010, the Company issued 1,429 shares of common stock for $5,000.

On July 12, 2010, the Company issued 5,714 shares of common stock for $10,000.

On August 24, 2010, the Company issued 7,143 shares of common stock for $15,000.

On October 1, 2010, the Company issued 286 shares of common stock for $1,000.

On October 6, 2010, the Company issued 1,143 shares of commons stock for $4,000.

On October 21, 2010, the Company issued 28,571 shares of common stock in exchange for services performed for the Company by a law firm for a total value of $50,090.

On November 4, 2010, the Company issued 143 shares of common stock for $500.

On November 6, 2010, the Company issued 571 shares of common stock for $2,000.

On November 23, 2010, the Company issued 1,144 shares of common stock in exchange for services performed for the Company by an individual for a total value of $2,006.

On November 23, 2010, the Company issued 2,000 shares of common stock in exchange for services performed for the Company by an individual for a total value of $3,506.

On November 24, 2010, the Company issued 8,571 shares of common stock for $34,557.

On November 26, 2010, the Company issued 571 shares of common stock for $1,000.

On November 26, 2010, the Company issued 11,428 shares of common stock in exchange for services performed for the Company by an individual for a total value of $20,035.

On December 6, 2010, the Company issued 17,148 shares of common stock in exchange for services performed for the Company by two individuals for a total value of $30,064.

On December 10, 2010, the Company issued 40,000 shares of common stock in exchange for services performed by an individual for a total value of $70,127.

In May 2011, the Company intends on completing an initial public offering for its shares of common stock by completing an S1 filing with the Securities and Exchange Commission.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$
State filing fees	$
Edgarizing fees	$
Transfer agent fees	$
Accounting fee	$
Legal fees	$
Printing	$

Item 14. Indemnification of Directors and Officers

The Company's Articles of Incorporation, By-Laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees.  These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company, if the person is not ultimately adjudged liable to the Company for misconduct in the action.  Generally, no indemnification may be made where the person has been determined to have intentionally, fraudulently or knowingly violated the law.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years.  Such securities, consisting of shares of common stock of the Company, were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as follows:

Shares Issued to	Date	Number of Shares

Al Love	6/20/2008	571
Alegra Haynes	6/20/2008	10,000
Arthor Blessett	6/20/2008	30,000
Erik Tade	6/20/2008	80,000
Kathy and Leo Alriez	6/20/2008	4,286
Ken Hall	6/20/2008	1,429
King Harris	6/20/2008	5,000
Leo Alirez	6/20/2008	2,285
LeRoy W. Haynes	6/20/2008	30,000
Lovon Ochs	6/20/2008	4,286
Lucius Ashby	6/20/2008	50,000
Marvin Mitchel	6/20/2008	80,000
Michael Haynes	6/20/2008	2,800,000
Mike Fraizer	6/20/2008	1,144
Phil Davis	6/20/2008	875
Ralph Pruitt	6/20/2008	17,142
Raul Luna	6/20/2008	1,000
Rich Gonzalez	6/20/2008	857
Tim Kline	6/20/2008	429
Vincent Gaffney	6/20/2008	2,000
Deborah Smith	7/22/2008	2,858
Dino Stylianopoios	8/12/2008	1,429
Dino Stylianopoios	8/18/2008	2,000
Derek and Daph Stephens	9/1/2008	2,858
Earnest Jones	9/1/2008	2,858
Earnest Jones	9/1/2008	5,716
Derek Stephens	9/2/2008	7,144
Joe Nassar	9/26/2008	4,286
Marsha Franklynn	9/26/2008	1,429
Marsha Franklynn	10/10/2008	1,429
Anna Jo Haynes	10/20/2008	326,254
Chris and Jake Haynes	10/20/2008	60,000
Derek Stephens	10/20/2008	1,429
Dr. Will Miles	10/20/2008	30,000
Earl Brinkmyer	10/20/2008	857
Lashanda Weston	10/20/2008	286
Lashanda Weston	10/20/2008	143
LeAnn Haynes	10/20/2008	10,000
Mary Haynes	10/20/2008	30,000
Marsha Franklynn	11/1/2008	2,858
Casper Stockham	11/12/2008	12,857
Cheryl Stockham	11/12/2008	4,286
Derek Stephens	11/12/2008	7,145
Sylvester Maier, Jr.	5/1/2009	68,571
Sylvester Maier, Jr.	5/1/2009	86
Sylvester Maier, Sr.	5/1/2009	28,571
Derek Stephens	6/1/2010	952
Matt Simola	6/10/2010	1,902
Michael Haynes	6/25/2010	500,000
Tiber Creek Corporation	6/25/2010	500,000
Michael Shepard	7/2/2010	1,429
Ronald Niemeyer	7/12/2010	2,857
Ronald Niemeyer	7/12/2010	2,857
Sherry Hamilton	8/24/2010	2,857
Sherry Hamilton	8/24/2010	4,286
David Kerr	10/1/2010	286
Jimmy and Caroline Stephens	10/6/2010	1,143
Tiber Creek Corporation	10/21/2010	28,571
Charlotte Stephens	11/4/2010	143
Sylvester Maier, Jr	11/6/2010	571
Dr, Malcolm Newton	11/23/2010	2,000
Greg Anderson	11/23/2010	1,144
Sylvester Maier, Jr	11/24/2010	8,571
Ron Kitfield	11/26/2010	571
Ron Kitfield	11/26/2010	11,428
Elmer C. Jackson	12/6/2010	8,574
Lucius Ashby	12/6/2010	8,574
Sherelle De La Vega	12/10/2010	40,000
Global Business Associates	1/25/2011	33,140
Cherry Creek Real Estate, Inc.	1/31/2011	9,468
Cherry Creek Real Estate, Inc.	2/28/2011	8,898
Babette D Williams	3/30/2011	11,408
Cherry Creek Real Estate, Inc.	3/31/2011	9,126
Cherry Creek Real Estate, Inc.	4/30/2011	10,267
Daniel Muse	5/1/2011	100,000
Jason Bernal	5/1/2011	100,000
Lucius Ashby	5/1/2011	100,000
Michael Haynes	5/1/2011	3,700,000
Sylvestor Maier, Jr	5/1/2011	100,000
Derek Stephens	5/15/2011	20,000
Lashonda Weston	5/15/2011	1,000
Will Miles	5/15/2011	8,000
Charlotte Stephens	5/15/2011	3,000
Tiber Creek Corporation	5/15/2011	421,429

The Company has also issued the following securities in the last three (3) years.  Such securities, consisting of promissory notes issued and payable by the Company, were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as follows:

All promissory notes were issued on December 31, 2008, to the following holders in the amounts set forth below.

Holder of Note	Amount of Note

Leo and Kathy Alerez	$15,000
Earl Brinkmyer	$3,000
Marsha Franklynn	$5,000
Alegra Haynes	$10,000
Anna Jo Haynes	$326,254
Anna Jo Haynes	$8,344
Leroy W Haynes	$30,000
Mary L. Haynes	$30,000
Haynes Family	$10,000
Earesnt Jones	$5,000
Tim Kline	$1,500
Al Love	$2,000
Raual Luna	$1,000
Sylvester Maier, Jr.	$300
Dr. Will Miles	$30,000
Joe Nassar	$5,000
Lavon Ochs	$15,000
Deborah Smith	$5,000
Derek and Daphene Stephens	$5,000
Derek and Daphene Stephens	$5,000
Lashanda Stephens	$500
Dino Stylianopoios	$7,000
Lasiandra Weston	$500

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

3.1	Articles of Incorporation
3.2	By-laws
5.0**	Opinion of Counsel on legality of securities being registered
10.1**	Form of subscription agreement for sale of the shares
23.1	Consent of Accountants
23.2	** Consent of Attorney (as part of Exhibit 5.0)
____________________
** To be filed

Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:
(1)	To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.
(3). To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.
(4). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.:
i Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;
ii. Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the State of Colorado on May 16, 2011.

/s/ Michael L. Haynes
Title: Chief Executive Officer (principal executive officer)

/s/ Jason Bernal
Title: Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael L. Haynes	Director	May 16, 2011

/s/ Sylvester C. Maier, Jr.	Director	May 16, 2011

/s/ Jason Bernal	Director	May 16, 2011

/s/ Derek Stephens	Director	May 16, 2011

/s/ Lucius A. Ashby	Director	May 16, 2011

Daniel E. Muse, Esq.	Director

Richard L. Gonzalez	Director